EXECUTION COPY

AMENDED AND RESTATED ASSET PURCHASE AND SALE AGREEMENT

dated as of

November 1, 2011,

among

NUTRITION 21, INC.,

NUTRITION 21, LLC

and

N21 Acquisition Holding, LLC

Table of Contents

Schedules

Section 2.01(a)(i)	Equipment
Section 2.01(a)(ii)	Fixtures
Section 2.01(a)(iii)	Inventory
Section 2.01(b)	Assigned Agreements
Section 2.01(e)	Securities
Section 2.01(f)	Intellectual Property
Section 2.01(l)	Other Purchased Assets
Section 2.02(a)	Company Leaseholds
Section 2.02(n)	Causes of Action
Section 2.02(p)	Other Excluded Assets
Section 2.03(a)(i)	Assumed Accounts Payable
Section 2.03(a)(ii)	Assumed Accrued Liabilities
Section 2.05(a)	Newly-Hired Employees
Section 3.07	Allocation of Purchase Price
Section 5.04	Required Consents
Section 5.05(a)	Subsidiaries
Section 5.05(b)	Other Securities
Section 5.06(a)	Balance Sheet and Interim Balance Sheet
Section 5.06(b)	Other Financial Statements
Section 5.08	Undisclosed Liabilities
Section 5.09	Receivables
Section 5.11	Litigation
Section 5.12(a)	Required Permits
Section 5.15(a)	Material Contracts
Section 5.17(a)	Environmental Matters
Section 5.18(a)	Employees
Section 5.18(b)	Employment Agreements
Section 5.18(c)	Employee Benefit Plans
Section 5.21	Customers
Section 6.04	Purchaser Consents

Exhibits

Exhibit A	Projections
Exhibit 4.02(d)	Form of Assumption Agreement
Exhibit 4.02(h)(i)	Form of Assignment and Assumption Agreement
Exhibit 4.03(f)(i)	Form of Bill of Sale
Exhibit 4.03(f)(iii)	Form of Intellectual Property Assignment Agreement
Exhibit 4.03(f)(iv)	Form of Domain Name Assignment Agreement

AMENDED AND RESTATED ASSET PURCHASE AND SALE AGREEMENT (this "**Agreement**"), dated as of November 1, 2011, among (a) NUTRITION 21, INC., a corporation organized under the laws of the State of New York ("**21 Inc.**"), (b) NUTRITION 21, LLC, a limited liability company formed under the laws of the State of New York ("**21 LLC**" and together with 21 Inc., the "**Company**") and (c) N21 ACQUISITION HOLDING, LLC, a limited liability company formed under the laws of the State of New York (the "**Purchaser**").

RECITALS

A. The Company owns the Purchased Assets (as defined below).

B. The Company is a debtor-in-possession under title 11, of the United States Code, 11 U.S.C. §§ 101 - 1532 (as amended, the "**Bankruptcy Code**"), and filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code on August 26, 2011, in the United States Bankruptcy Court for the Southern District of New York (the "**Bankruptcy Court**") (Case No. 11-23712 (RDD) *et seq.*) (the "**Bankruptcy Case**");

C. On August 31, 2011, the Company filed a Motion For (I) Order (A) Establishing Bidding Procedures Relating To Sale Of All Or Substantially All Assets of the Debtors, (B) Authorizing and Scheduling Date and Time For Auction, (C) Scheduling Date and Time For Hearing on Sale Order, (D) Approving Cure Amount Procedures, and (E) Setting Objection Deadlines and (II) Order Approving Sale of All or Substantially All Assets of the Debtors (the "**Sale Motion**"); and

D. On September 22, 2011, the Bankruptcy Court entered an Order (A) Establishing Bidding Procedures Relating to Sale of All or Substantially All Assets of the Debtors., (B) Authorizing and Scheduling Date and Time for Auction, (C) Scheduling Date and Time for Hearing on Sale Order, (D) Approving Cure Amount Procedures, and (E) Setting Objection Deadlines (the "**Bidding Procedures Order**").

E. On October 7, 2011 (the "**Original APA Date**") the Company entered into that certain Asset Purchase and Sale Agreement (the "**Original APA**").

F. On November 1, 2011, the Company conducted an Auction (as defined in the Bidding Procedures Order) at which time the Purchaser was declared the Successful Bidder (as defined in the Bidding Procedures Order).

G. The Company and the Purchaser desire to amend and restate the Original APA in its entirety as set forth herein.

On the terms and subject to the conditions set forth in this Agreement, the Purchaser desires to acquire from the Company, and the Company wishes to sell to the Purchaser, the Purchased Assets (the "**Sale**"), all as set forth herein.

AGREEMENT

In consideration of the premises and the mutual covenants and the agreements herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
Defined Terms

Section 1.01 Definitions.

As used in this Agreement, the following terms have the meanings stated:

"**21 Inc**." has the meaning stated in the heading of this Agreement, and its successors and permitted assigns.

"**21 LLC**" has the meaning stated in the heading of this Agreement, and its successors and permitted assigns.

"**Acquisition Proposal**" means a proposal (other than by Purchaser or its Affiliates) relating to any merger, consolidation, business combination, sale or other disposition of ten percent (10%) or more of the Purchased Assets pursuant to one (1) or more transactions, the sale by the Company of ten percent (10%) or more of the outstanding shares of capital stock or equity interests of the Company (including by way of a tender offer, or plan of reorganization or liquidation) or a similar transaction or business combination involving one (1) or more third parties and the Company.

"**Action**" means an action, suit, litigation, arbitration, investigation, complaint, contest, hearing, inquiry, inquest, audit, examination or other proceeding, whether civil, criminal, administrative, investigative or appellate, in law or equity before any arbitrator or Governmental Body.

"**Affiliate**" of a Person means any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person or any of its Subsidiaries. The term "**control**" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. With respect to a natural person, such natural person's Affiliates shall also include such natural person's spouse, and their siblings, parents and lineal descendants.

"**Assigned Agreements**" has the meaning stated in Section 2.01(b).

"**Assignment and Assumption Agreement**" has the meaning stated in Section 4.02(h)(i).

"**Assumed Liabilities**" has the meaning stated in Section 2.03.

"**Assumption Agreement**" has the meaning stated in Section 4.02(d).

"**Auction**" means the auction conducted by the Company pursuant to the Bidding Procedures Order for substantially all of the Purchased Assets.

"**Balance Sheet**" has the meaning stated in Section 5.06(a).

"**Bankruptcy Case**" shall have the meaning ascribed to it in the recitals.

"**Bankruptcy Code**" shall have the meaning ascribed to it in the recitals.

"**Bankruptcy Court**" shall have the meaning ascribed to it in the recitals.

"**Benefit Plan**" means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code, and any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock option, stock purchase, restricted stock, stock appreciation rights, phantom stock, retirement, supplemental retirement, vacation, severance, termination, disability, death benefit, hospitalization, retiree medical or other plan providing benefits to any employee of the Company or any of its Subsidiaries.

"**Bids**" has the meaning stated in Section 11.04.

"**Bidders**" has the meaning stated in Section 11.04.

"**Bidding Procedures**" means the bidding procedures relating to sale of all or substantially all assets of the Company as set forth in the Bidding Procedures Order.

"**Bidding Procedures Order**" shall have the meaning ascribed to it in the recitals.

"**Bill of Sale**" has the meaning stated in Section 4.03(f)(i).

"**Board**" means the Board of Directors of 21 Inc.

"**Break-Up Fee**" has the meaning stated in Section 9.04(a).

"**Business**" means the business and operations of the Company as conducted by the Company on the date of this Agreement.

"**Business Day**" means any day that is not a Saturday, Sunday or a day on which banks are required or authorized by Law to be closed in New York.

"**Cleanup**" means all material actions required to (a) cleanup, remove, treat or otherwise remediate Hazardous Materials present in the indoor or outdoor environment, (b) prevent,

pursuant to Law, the Release of Hazardous Materials so that they do not enter the environment, migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor Environment, (c) perform pre-remedial studies and investigations and post-remedial monitoring and care, or (d) respond to any government directives, orders, requests for information or other documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

"**Closing**" has the meaning stated in Section 4.01(a).

"**Closing Balance Sheet**" has the meaning stated in Section 3.06(a).

"**Closing Date**" has the meaning stated in Section 4.01(a).

"**Code**" means the Internal Revenue Code of 1986, as amended.

"**Company**" has the meaning stated in the heading of this Agreement, and its successors and permitted assigns.

"**Company Intellectual Property**" has the meaning stated in Section 5.16(a).

"**Company Leaseholds**" has the meaning stated in Section 5.14(a).

"**Company's Accountants**" means J.H. Cohn LLP.

"**Confidentiality Agreement**" means the existing confidentiality agreement dated as of October 7, 2011 between 21 Inc. and the Purchaser.

"**Consents**" means any approval, consent, authorization or order of, notice to or registration or filing with any Governmental Body or any other Person.

"**Consented Assumed Agreements**" has the meaning in Section in Section 4.03(c).

"**Contract**" means any agreement, contract, license, lease, instrument, document, note, bond, mortgages, indenture, guarantee, each as amended or modified from time to time.

"**Cure Costs**" means the amount required to cure all defaults under any Assigned Agreements to be assumed by the Company and assigned to Purchaser (or one of its designated Affiliates) under this Agreement pursuant to Section 365 of the Bankruptcy Code.

"**Cure Notice**" shall mean the Cure Amount Notice, substantially in the form attached as Exhibit C to the Bidding Procedures Order.

"**Cure Notice Certificate of Service**" has the meaning stated in Section 4.03(c).

"**Current Assets**" of a Person at any date means all assets of the Person that would

properly be classified in accordance with GAAP as current assets as of that date, after deducting adequate reserves in each case a reserve is proper, determined as of such date; *provided, that* if such Person is the Company, Current Assets shall only include current assets that are Purchased Assets.

"**Current Liabilities**" of a Person at any date means (a) all liabilities of the Person that would properly be classified in accordance with GAAP as current liabilities (which for the avoidance of doubt shall not include amounts attributable to the Series J Preferred Stock); *plus* (b) liabilities of others that would properly be classified as current liabilities and that are guaranteed by the Person, all determined as of that date; *provided, that* if such Person is the Company, Current Liabilities shall only include current liabilities that are Assumed Liabilities, but shall not include the Newly Hired Employees' Vacation Liabilities.

"**Customer**" or "**Customers**" has the meaning stated in Section 5.21.

"**Debtors**" means, collectively, 21 Inc., 21 LLC, Iceland Health and Heart's Content.

"**Deposit Amount**" has the meaning stated in Section 3.03.

"**Disclosure Schedule**" means the Disclosure Schedule delivered by the Company to Purchaser on the date hereof and attached hereto.

"**Dollars**" and "**$**" refer to United States dollars and other lawful currency of the United States of America from time to time in effect.

"**Domain Name Assignment Agreement**" has the meaning stated in Section 4.03(f)(iv).

"**Effective Time**" means 12:01 a.m. New York City time on the Closing Date.

"**Encumbrances**" means all interests, liens (statutory or otherwise), mortgage, charges, claims, pledges, security interests, options, voting trusts, similar restrictions on voting or transfer, or other encumbrances.

"**Environmental Laws**" means all federal, state, local Laws relating to pollution or protection of the environment.

"**Environmental Liability**" has the meaning stated in Section 5.17(a).

"**Equipment**" means all tangible personal property of a Person, including, without limitation, all equipment and machinery in all of its forms, wherever located, now or hereafter existing.

"**Equity Securities**" of a Person means shares of capital stock, limited liability company membership interests, partnership interests, joint venture interests or other equity securities, stock or shares of any kind of such Person.

"**ERISA**" means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

"**Escrow Agent**" means Herrick, Feinstein LLP.

"**Escrow Agreement**" has the meaning stated in Section 3.02.

"**Estimated Balance Sheet**" has the meaning stated in Section 3.05(a).

"**Estimated Purchase Price**" means an amount equal to (a) the Purchase Price, *minus* (or *plus* if the result in clause (b) is negative) (b) the difference between (i) Required Working Capital and (ii) Estimated Working Capital.

"**Estimated Working Capital**" has the meaning stated in Section 3.05(a).

"**Excluded Assets**" has the meaning stated in Section 2.02.

"**Excluded Liabilities**" has the meaning stated in Section 2.04.

"**Expense Reimbursement**" has the meaning stated in Section 9.04(a).

"**Fees and Expenses**" has the meaning stated in Section 9.03(a).

"**Final Closing Balance Sheet**" has the meaning stated in Section 3.06(c)(iii).

"**Final Working Capital**" has the meaning stated in Section 3.06(c)(iii).

"**Fixtures**" means, to the extent not covered by the definition of Equipment, all fixtures appurtenant to Real Property or Leaseholds in all of their forms, wherever located, now or hereafter existing.

"**GAAP**" means generally accepted accounting principles in the United States as in effect from time to time, consistently applied throughout the periods to which reference is made.

"**Governmental Body**" means any government or any agency, bureau, commission, court, department, official, political subdivision, tribunal, board or other instrumentality of any administrative, judicial, legislative, executive, regulatory, police or taxing authority of any government, whether federal, state, regional, provincial, local, domestic or foreign.

"**Hazardous Materials**" means any hazardous or toxic substance, waste, contaminant, pollutant, gas or material which are regulated under any Environmental Law, in each case, as in effect on the date hereof.

"**Heart's Content**" means Heart's Content, Inc., a New York corporation.

"**Iceland Health**" means Iceland Health, LLC, a New York limited liability company.

"**Independent Accounting Firm**" means an accounting firm of international reputation independent of the Company and the Purchaser which accounting firm is mutually acceptable to the Purchaser and the Company.

"**Initial Payment Amount**" means an amount equal to (a) the Estimated Purchase Price *minus* (b) the Deposit Amount.

"**Initial Payment Amount Statement**" has the meaning stated in Section 3.05(a).

"**Intellectual Property**" means any and all of the following intellectual property rights under the laws of the United States or any other jurisdiction anywhere in the world, including: (a) inventions and all improvements thereto, patents and patent applications (including all provisionals, reissues, divisions, continuations and continuations-in-part); (b) copyrightable works, copyrights (including all copyright registrations, copyright applications and unregistered common law copyrights), databases, and computer software (including object and source code and related documentation); (c) trademarks or service marks (whether registered, unregistered or existing at common law), registrations, applications, trade names, trade dress, logos, and corporate and business names, including all associated goodwill; (d) all internet web sites, including domain name registrations and content and software included therein; and (e) trade secrets and other rights in know how or confidential or proprietary information, including models, methodologies, specifications, rules, procedures and processes.

"**Intellectual Property Assignment Agreement**" has the meaning stated in Section 4.03(f)(iii).

"**Intellectual Property Licensor**" has the meaning stated in Section 5.16(a).

"**Interim Balance Sheet**" has the meaning stated in Section 5.06(a).

"**Interim Balance Sheet Date**" means June 30, 2011.

"**Inventory**" means all finished products, work in process, raw materials and other inventory or goods held for sale of a Person in all of its forms, wherever located, now or hereafter existing.

"**Knowledge of the Company**" means the actual knowledge without inquiry, of any of Michael Zeher, Alan Kirschbaum, Benjamin T. Sporn, James Komorowski and Bill Levi.

"**Law**" means each applicable treaty, statute, law, rule, regulation, order by any Governmental Body and each judgment, injunction, order, writ, decree or award of any Governmental Body.

"**Leaseholds**" means all real property interests as lessee, together with all tenements, hereditaments, easements, rights of way, privileges and appurtenances to those and improvements on or to those interests.

"**Licensed Intellectual Property**" has the meaning stated in Section 5.16(a).

"**Material Adverse Effect**" means a material adverse effect upon any of (a) the Business, results, operations, the Purchased Assets, the liabilities, condition (financial or otherwise), or prospects of the Company or (b) the legality, validity or enforceability of the Sale Documents, in any case, since the Interim Balance Sheet Date, except for (i) changes in general economic, regulatory, financial or political conditions throughout North America, (ii) changes affecting the dietary supplement industry generally, and (iii) changes in Law. Notwithstanding anything to the contrary, the parties hereto agree and acknowledge that any event, change, circumstance, effect, development or state of facts, violation, inaccuracy or other matter that results, or would, individually or in the aggregate with other events, reasonably be expected to result, in an annualized decrease in the Total Revenues set forth in the Projections of $1,000,000 or more will be deemed to be a Material Adverse Effect for purposes of this Agreement.

"**Material Contract**" has the meaning stated in Section 5.15(a).

"**Newly-Hired Employees**" has the meaning stated in Section 2.05(a).

"**Newly-Hired Employees' Liabilities**" has the meaning stated in Section 2.05(b).

"**Newly-Hired Employees' Vacation Liabilities**" has the meaning stated in Section 2.05(a).

"**Next Highest Bidder**" shall have the meaning ascribed to such term in the Bidding Procedures Order.

"**Notice Parties**" has the meaning stated in Section 5.20.

"**Off the Shelf Licenses**" means commercially available, transferable off the shelf or downloadable computer software subject to industry standard shrinkwrap or clickwrap licenses.

"**Original APA**" shall have the meaning ascribed to it in the recitals.

"**Original APA Date**" shall have the meaning ascribed to it in the recitals.

"**PBGC**" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

"**Permit**" means any permit, license, approval, consent, permission, notice, franchise, confirmation, endorsement, waiver, certification, registration, qualification, clearance, variance or other authorization issued by or under the authority of any Governmental Body or pursuant to any federal, state, local or foreign Law.

"**Permitted Liens**" means all (a) Encumbrances for Taxes or governmental assessments, charges or claims incurred in the ordinary course of business consistent with past practice for sums (i) not yet due and payable, or (ii) being contested in good faith, if a reserve or other

appropriate provision, if any, as shall be required by GAAP shall have been made therefor, (b) statutory Encumbrances of landlords, Encumbrances of carriers, warehouse persons, mechanics and material persons and other Encumbrances imposed by Law incurred in the ordinary course of business consistent with past practice for sums (i) not yet due and payable; or (ii) being contested in good faith, if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor, (c) Encumbrances incurred or deposits made in connection with workers' compensation, unemployment insurance, social security, or other similar types of programs or Laws or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, incurred in the ordinary course of business consistent with past practice, (d) Encumbrances incurred in the ordinary course of business consistent with past practice for sums (i) not yet due and payable, and (ii) being contested in good faith, to the extent such liabilities are specifically and fully reserved for in the Interim Balance Sheet, (e) purchase money Encumbrances incurred in the ordinary course of business, consistent with past practice and (f) easements, rights-of-way, restrictions and other similar covenants or encumbrances which, in the aggregate, do not materially interfere with the normal and ordinary operation of the Business.

"**Person**" means any individual, corporation, partnership, limited liability company, association, joint venture, trust or any other entity or organization, including, without limitation, any Governmental Body.

"**Projections**" means the Projected Income Statements of the Company set forth on Exhibit A.

"**Purchase Price**" has the meaning stated in Section 3.01.

"**Purchase Price Statement**" has the meaning stated in Section 3.06(b).

"**Purchased Assets**" has the meaning stated in Section 2.01.

"**Purchaser**" has the meaning stated in the heading of this Agreement, and its successors and permitted assigns.

"**Purchaser's Accountants**" means Leshkowitz & Company, LLP.

"**Qualified Bidder**" shall have the meaning ascribed to such term in the Bidding Procedures Order.

"**Real Property**" means all real property interests, other than as lessee, together with all tenements, hereditaments, easements, rights of way, privileges and appurtenances to those interests and improvements and fixtures on or to those interests.

"**Receivables**" has the meaning stated in Section 5.09.

"**Release**" means any releasing, spilling, discharging, disposing, leaking, pumping,

injecting, pouring, depositing, dispersing, emitting, leaching or migrating into the indoor or outdoor environment.

"**Relevant Property**" means all sites, facilities, locations, Real Property and Leaseholds (a) owned, leased or operated by the Company or any of its Subsidiaries, (b) at which any Hazardous Material has been transported, disposed, treated, stored or Released by the Company or any of its Subsidiaries, or (c) that are directly adjacent to any sites, facilities, locations, Real Property or Leaseholds owned, leased or operated by the Company or any of its Subsidiaries.

"**Restricted Names**" has the meaning stated in Section 8.03.

"**Required Consents**" has the meaning stated in Section 5.04.

"**Required Permits**" has the meaning stated in Section 5.12(a).

"**Required Working Capital**" means an amount equal to $1,250,000.

"**Sale**" shall have the meaning ascribed to it in the recitals.

"**Sale Documents**" means this Agreement, the Confidentiality Agreement, the Escrow Agreement, each other document, agreement and instrument to be executed and delivered by the Company or the Purchaser pursuant to ARTICLE IV of this Agreement, and all other documents and instruments by which the Purchased Assets are transferred by the Company to the Purchaser.

"**Sale Hearing**" shall have the meaning ascribed to such term in the Bidding Procedures Order.

"**Sale Motion**" shall have the meaning ascribed to it in the recitals.

"**Sale Notice**" shall mean the Procedures and Sale Notice, substantially in the form attached as Exhibit B to the Bidding Procedures Order.

"**Sale Notice Certificate of Service**" has the meaning stated in Section 4.03(b).

"**Sale Order**" means an order or orders of the Bankruptcy Court, reasonably acceptable to Purchaser and the Company, and approving and authorizing the Company to consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, such order shall find and provide, among other things, that (a) the Purchased Assets sold to Purchaser pursuant to this Agreement shall be transferred to Purchaser free and clear of all Encumbrances (other than Encumbrances created by Purchaser), such Encumbrances to attach to the proceeds from the sale of the Purchased Assets to the same validity, force and effect, and in the same order of priority, which such Encumbrances now have against the Purchased Assets or their proceeds, subject to any rights, claims and defenses the Company or its estate, as applicable, may possess with respect thereto; (b) Purchaser has acted in "good faith" within the meaning of section 363(m) of the Bankruptcy Code; (c) this Agreement was negotiated, proposed and entered into

by the Parties without collusion, in good faith and from arm's length bargaining positions; (d) the Bankruptcy Court shall retain jurisdiction to resolve any controversy or claim arising out of or relating to this Agreement, or any breach hereof; and (e) that the order shall be effective immediately upon entry pursuant to Rule 7062 and 9014 of the Federal Rules of Bankruptcy Procedure, and no automatic stay of execution, pursuant to Rule 62(a) of the Federal Rules of Civil Procedure, or Rule 6004(h) or 6006(d) of the Federal Rules of Bankruptcy Procedure shall apply with respect to such order.

"**Securities**" means (a) Equity Securities, (b) notes, bonds, debentures, certificates of deposit and all other evidences of indebtedness and all other securities of any type.

"**Series J Preferred Stock**" means the 8% Series J Convertible Preferred Stock of 21 Inc.

"**Series J Shareholders**" means the holders of the Series J Preferred Stock.

"**Subsidiary**" of any Person means any Person (a) of which such first Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the Equity Securities of such other Person, the holders of which are generally entitled to vote for the election of the board of directors, general partner, the manager or other governing body of, or otherwise control the business and affairs of, such other Person, or (b) the operations of which are consolidated with such first Person, pursuant to GAAP, for financial reporting purposes.

"**Successful Bidder**" means the Qualified Bidder who has been determined to have made the highest or otherwise best offer to purchase the Purchased Assets, consistent with the Bidding Procedures.

"**Target Date**" means November 18, 2011.

"**Tax**" or "**Taxes**" means all taxes, charges, fees, levies, duties, imposts, deposits, withholdings, restrictions, fines, interests, penalties, additions to tax or other tax, assessment or charge of any kind.

"**Tax Return**" means any federal, state, local or foreign return, report, claim for refund, declaration, statement or other form relating to Taxes and required to be filed with a Governmental Body, including, without limitation, any schedule thereto or amendment thereof.

"**Termination Date**" means December 15, 2011.

"**Transactions**" means the transactions contemplated by, or described in, the Sale Documents, including, without limitation, the sale, transfer, assignment, conveyance and delivery of the Purchased Assets by the Company to the Purchaser.

"**Transfer**" means a direct or indirect offer, transfer, sale, assignment, pledge,

conveyance, hypothecation, license or other disposition of all or any interest.

"**Transferable**" means (a) a transfer of an Assigned Agreement that is assumable and assignable under the Bankruptcy Code notwithstanding any consent requirement contained in such Assigned Agreement; and (b) in the circumstances where a consent of another Person to the transfer of an applicable Assigned Agreement is required by such Assigned Agreement and under the Bankruptcy Code the Bankruptcy Court cannot waive such consent requirement, a transfer in which such required consent is obtained from the required Persons.

"**Working Capital**" of the Company means the amount by which (a) Current Assets of the Company exceed (b) Current Liabilities of the Company as of the Closing Date.

ARTICLE II
The Transaction

Section 2.01 Purchase and Sale of the Purchased Assets.

Pursuant and subject to Sections 105, 363 and 365 of the Bankruptcy Code and on the terms and subject to the conditions set forth herein and the Sale Order, at the Closing the Company shall sell, convey, transfer, assign, grant and deliver to Purchaser (or to such assignee or assignees of Purchaser as may be determined by Purchaser in accordance with this Agreement), free and clear of all Encumbrances, and Purchaser shall purchase, acquire and accept delivery from the Company on the Closing Date, all right, title and interest of the Company in and to all of the assets, rights and entitlements of the Company, whether tangible or intangible, real or personal, of every kind and nature (other than the Excluded Assets) (collectively, the "**Purchased Assets**"), including, without limitation, the following:

(a) all (i) Equipment, (ii) Fixtures and (iii) Inventory in which the Company has an interest, including, without limitation, those set forth on Section 2.01(a)(i), Section 2.01(a)(ii) and Section 2.01(a)(iii) of the Disclosure Schedule, respectively;

(b) all right, title and interest of the Company in, to and under the Material Contracts, including without limitation, those (i) contracts set forth on Section 2.01(b) of the Disclosure Schedule (the "**Assigned Agreements**") and (ii) the Consented Assigned Agreements, as each of the Assigned Agreements or Consented Assigned Agreements may have been amended or otherwise modified prior to the date of this Agreement;

(c) all accounts receivable of the Company (other than all accounts receivable relating to the Company's discontinued retail or direct response business, any intercompany receivables and any receivables related to any Excluded Assets), including, without limitation, (i) invoiced accounts receivable, (ii) accrued but uninvoiced accounts receivable, and (iii) all other rights to payment for goods or services sold, delivered or performed;

(d) all security deposits, refunds, deposits and prepaid expenses of the Company and all vendor rebate accounts and prospective rebates, whether soft dollar or hard dollar (other than

those constituting Excluded Assets);

(e) all Securities in which the Company has an interest, including, without limitation, the Securities set forth on Section 2.01(e) of the Disclosure Schedule;

(f) all Intellectual Property, including, without limitation, the Intellectual Property set forth on Section 2.01(f) of the Disclosure Schedule and the Company's name and all trade names (and associated marks, logos and styles) used at any time by the Company;

(g) all sales and promotional literature, and other sales-related materials;

(h) all files, indices, market research studies, surveys, quotes, reports, analyses and similar information;

(i) all other rights, assets and goodwill of the Company, including, without limitation, all (i) buildings, (ii) tangible and intangible personal property, (iii) Permits, (iv) the right to carry on the Business, (v) general, financial, accounting, Tax and personnel records, invoices and customer's and supplier's lists, correspondence and other documents, records and files and (vi) Off the Shelf Licenses;

(j) all proceeds and products of any and all of the foregoing Purchased Assets (other than proceeds from accounts receivable collected prior the Closing Date, proceeds from inventory sold in the ordinary course prior to the Closing Date and any item listed in Excluded Assets);

(k) causes of action, claims and demands of whatever nature with respect to the Purchased Assets or the use, function or value thereof; and

(l) all other assets identified in Section 2.01(l) of the Disclosure Schedule.

Purchaser shall have the right in its sole and absolute discretion to notify the Company in writing of (i) any Material Contract set forth on Section 2.02(p) of the Disclosure Schedule that it wishes to add as an Assigned Agreement or Consented Assigned Agreement up to one (1) Business Day prior to the Closing Date or (ii) any Material Contract that does not appear on Section 5.15(a) of the Disclosure Schedule as of the date hereof that is wishes to add as an Excluded Asset up to one (1) Business Day prior to the Closing Date. Any Material Contract designated as an Assigned Agreement in accordance with clause (i) of the preceding sentence shall be automatically deemed added to (i) Section 2.01(b) of the Disclosure Schedule as an Assigned Agreement or (ii) Section 4.03(k) of the Disclosure Schedule as a Consented Assumed Agreement, as applicable. Any Material Contract designated as an Excluded Asset in accordance with clause (ii) of the preceding sentence shall be automatically deemed added to (i) Section 2.01(b) of the Disclosure Schedule. To the extent that any Material Contract set forth on Section 2.02(p) of the Disclosure Schedule is timely designated as an Assigned Agreement or Consented Assigned Agreement, the amount of the Purchase Price shall be reduced by the corresponding amount set forth on Section 2.02(p) of the Disclosure Schedule next to the

description of such contract.

Section 2.02 Excluded Assets.

The Company will retain (and the Purchased Assets will not include) the following (collectively, the "**Excluded Assets**"):

(a) all Leaseholds in which the Company has an interest, including, without limitation, those set forth Section 2.02(a) of the Disclosure Schedule.

(b) all cash in the Company's bank accounts, including any debtor and debtor-in-possession accounts;

(c) all of the Company's rights under the Sale Documents;

(d) the Purchase Price payable to the Company pursuant to ARTICLE III;

(e) the articles of incorporation, limited liability company agreement, minute books, and stock books and other records of the Company having exclusively to do with the organization and capitalization of the Company;

(f) all accounts receivable of the Company relating to the Company's discontinued retail or direct response business;

(g) the right of the Company to claim for net refunds of income Taxes or gross receipts Taxes of the Company in excess of deficiencies for any period or with respect to any event, adjustment or occurrence prior to the Closing Date;

(h) all right, title and interest of the Company in, to and under, and all assets of, the Benefit Plans;

(i) all Equity Securities in 21 Inc.'s direct or indirect Subsidiaries;

(j) all prepaid expenses;

(k) prepaid Taxes, refunds of Taxes and Tax loss carry forwards including interest thereon or claims therefor, relating to the Business for any period or portion thereof ending on or prior to the Closing Date;

(l) all insurance policies of the Company;

(m) refunds of any insurance premiums with respect to any insurance policies;

(n) all causes of action of the Company under Chapter 5 of the Bankruptcy Code and all other causes of action not constituting a Purchased Asset, including without limitation, those set forth on Section 2.02(n) of the Disclosure Schedule;

(o) the rights to payments under insurance policies carried by or for the benefit of the Company in respect of damage to or loss of property or assets which will have been repaired or replaced by the Company on or before the Closing Date; and

(p) all other assets identified in Section 2.02(p) of the Disclosure Schedule.

Section 2.03 Assumption of the Assumed Liabilities.

Upon the terms and subject to the conditions of this Agreement, at the Closing, the Purchaser will execute and deliver to the Company the Assumption Agreement, pursuant to which the Purchaser will, effective as of the Effective Time, assume and agree to duly and timely pay, perform and discharge only the Assumed Liabilities.

The term "**Assumed Liabilities**" means only the following liabilities and obligations:

(a) the (i) accounts payable of the Company incurred in the ordinary course of business, but only to the extent such liabilities are specifically and expressly set forth on Section 2.03(a)(i) of the Disclosure Schedule and specifically, accurately and fully reserved for and included in Current Liabilities on the Estimated Balance Sheet; (ii) accrued liabilities of the Company arising in the ordinary course of business, but only to the extent such liabilities are specifically and expressly set forth on Section 2.03(a)(ii) of the Disclosure Schedule and specifically, accurately and fully reserved for and included in Current Liabilities on the Estimated Balance Sheet; (iii) obligations of the Company under the Assigned Agreements arising after the Effective Time; and (iv) obligations of the Company under the Consented Assigned Agreements arising after the date of the assignment and assumption of such agreement by the Purchaser;

(b) the Newly-Hired Employees' Liabilities as provided in Section 2.05(b);

(c) all Taxes relating to the Newly-Hired Employees but only to the extent such Taxes are specifically, accurately and fully reserved for and included in Current Liabilities on the Estimated Balance Sheet (as deemed final under ARTICLE III); and

(d) any obligations of the Company to Michael A. Zeher for severance payments pursuant to Section 6 of that certain Letter Agreement by and between Michael A. Zeher and Nutrition 21, Inc. dated as of July 2, 2008;

(e) up to $65,000 due and owing to Biocode Incorporated under that certain License Agreement between Biocode Incorporated (Authentix, Inc.) and Nutrition 21, Inc., dated as of November 1, 2003; and

(f) the Newly Hired Employees' Vacation Liabilities.

Section 2.04 Excluded Liabilities.

Notwithstanding any provision of the Sale Documents to the contrary, the Purchaser will not accept, acquire, assume or become liable to pay, perform or discharge, and the Assumed Liabilities will not include, the Excluded Liabilities.

The term "**Excluded Liabilities**" means the following liabilities and obligations:

(a) any liability or obligation which arises out of, relates to or is otherwise attributable to the Series J Preferred Stock or any other Securities of the Company;

(b) any Environmental Liability; and

(c) any other liability or obligation not expressly included in the Assumed Liabilities.

Section 2.05 Employees and Consultants.

(a) Employment Offers. Subject to the Closing, Purchaser shall make, or shall cause an Affiliate to make, offers to all of the current (as of the date of this Agreement) employees and consultants of the Company listed on Section 2.05(a) of the Disclosure Schedule (such offerees, the "**Newly-Hired Employees**" and each a "**Newly-Hired Employee**") on terms, including benefits, substantially similar to those currently in existence; provided, however, that the Purchaser shall make available, at no cost to the Company, all Newly-Hired Employees at reasonable times and upon reasonable notice to be available and assist with, including providing testimony, the winding-down of the Bankruptcy Case and confirming a chapter 11 plan to be filed in the Bankruptcy Case. Each Newly-Hired Employee shall be offered at-will employment with Purchaser, or a Purchaser Affiliate, as applicable, at a salary substantially similar to each such Newly-Hired Employee's salary immediately prior to Closing and set forth on Section 2.05(a) of the Disclosure Schedule.

(b) Newly-Hired Employee Liabilities. With respect to all Newly-Hired Employees, the Purchaser will be responsible for, and shall duly and timely pay, perform and discharge, all liabilities and obligations to the Newly-Hired Employees, but only to the extent that such liabilities and obligations either (i) relate to the period from and after the Effective Time, or (ii) are for accrued unpaid salary and other benefits (in each case accrued up to the Effective Time) to the extent that such liabilities and obligations are reserved for and included in Current Liabilities on the Closing Balance Sheet (as deemed final under ARTICLE III) (such liabilities and obligations being the "**Newly-Hired Employees' Liabilities**"). In addition, with respect to all Newly-Hired Employees, the Purchaser will be responsible for, and shall duly and timely pay, perform and/or discharge, all liabilities and obligations to the Newly-Hired Employees for accrued and unpaid paid-time-off as such liabilities and obligations are reserved for and included in Current Liabilities on the Closing Balance Sheet (such liabilities and obligations being the "**Newly-Hired Employees' Vacation Pay Liabilities**").

(c) No Third Party Beneficiaries. The provisions of this Section 2.05 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 2.05 or elsewhere in this Agreement, express or implied, shall confer upon any Newly-Hired Employee

or legal representative or beneficiary thereof, any rights or remedies of any nature or kind whatsoever, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever, under or by reason of this Agreement, or be construed as amending any Benefit Plan as in effect immediately prior to the Closing; provided, however, that absent cause for dismissal, the Purchaser shall employ all Newly Hired Employees for a period of not less than six (6) months from the Closing Date.

Section 2.06 Assignment of Assigned Agreements.

To the extent that any Assigned Agreement is not Transferable, this Agreement shall not be deemed to constitute an assignment, an attempted assignment or an undertaking to assign such Assigned Agreement if such consent or approval is not given or if such an assignment, attempted assignment or undertaking otherwise would constitute a breach thereof or cause a loss of benefits thereunder. The Company (and Purchaser where required) shall use their respective commercially reasonable efforts to obtain any and all such third party consents or approvals under all Assigned Agreements; *provided, however*, that the Company shall not be required to pay or incur any cost or expense to obtain any third party consent or approval other than de minimus administrative costs associated with obtaining such consent, and any Cure Costs under Section 365 of the Bankruptcy Code, in either event which shall be paid prior to the Closing by the Company.

ARTICLE III
Consideration

Section 3.01 Consideration.

The aggregate purchase price shall be $7,328,008 (the "**Purchase Price**"), subject to adjustment as provided herein, payable in accordance with Sections 3.04 and 3.05.

Section 3.02 Escrow Agreement.

Within two (2) Business Days following the date of this Agreement, the Purchaser and the Company will enter into an Escrow Agreement in a form mutually agreeable to the parties (the "**Escrow Agreement**"). The Escrow Agreement will govern the treatment of the Deposit Amount. The fees and expenses of the Escrow Agent shall be borne by the Purchaser.

Section 3.03 Deposit Amount.

Within two (2) Business Days following the date of this Agreement, the Purchaser will deposit, or cause to be deposited, an amount in cash equal to $232,800.80 with the Escrow Agent such that after giving effect to the deposit made in connection with the Original APA an aggregate amount equal to 10% of the Purchase Price (such amount being the "**Deposit Amount**") will be held in escrow by the Escrow Agent in an interest bearing account in accordance with the terms and provisions of this Agreement and the Escrow Agreement.

Section 3.04 Closing Date Payment.

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, as payment in full of the Purchase Price for the purchase of the Purchased Assets, which Purchase Price shall be subject to adjustment after the Closing Date as provided in this ARTICLE III, the Purchaser shall:

(a) pay, or cause to be paid, to the Company, by wire transfer of immediately available funds, an amount in cash equal to the Initial Payment Amount; and

(b) assume the Assumed Liabilities.

Section 3.05 Calculation of the Initial Payment Amount.

(a) Preparation of Estimated Balance Sheet. On or prior to the date which is five (5) Business Days prior to the Closing Date, the Company's chief financial officer shall prepare and deliver to the Purchaser a balance sheet (as so prepared, the "**Estimated Balance Sheet**") which sets forth the Company's reasonable and good faith estimate of the financial position of the Company as of the opening of business on the Closing Date and a detailed calculation of such officer's estimate, with reasonable supporting detail as to such calculation, of the Working Capital as of the opening of business on the Closing Date (the "**Estimated Working Capital**"). The Estimated Balance Sheet shall be prepared in good faith in accordance with GAAP applied in a manner consistent with the preparation of the Balance Sheet and shall include the same line items as the Balance Sheet. The Company shall incorporate reasonable comments of the Purchaser with respect to such Estimated Balance Sheet and/or Estimated Working Capital, in each case to the extent such comments are provided to the Company no later than at least three (3) Business Days prior to the Closing Date. In connection with the Purchaser's review of the Estimated Balance Sheet and the Estimated Working Capital, the Company shall grant the Purchaser's representatives reasonable access to the books and records of the Company during normal business hours of operation, subject to Section 7.02. In the event that the Estimated Balance Sheet and/or Estimated Working Capital are revised to reflect the Purchaser's comments pursuant to this Section 3.05(a), the Company's chief financial officer shall deliver to the Purchaser no later than two (2) Business Days prior to the Closing Date the revised Estimated Balance Sheet and/or revised Estimated Working Capital, as applicable. In the event that the Estimated Balance Sheet and/or Estimated Working Capital, as applicable, are not revised to reflect the Purchaser's comments pursuant to this Section 3.05(a), the Estimated Balance Sheet and Estimated Working initially provided by the Company shall control.

(b) Calculation of Initial Payment Amount. Simultaneously with the delivery of the Estimated Balance Sheet to the Purchaser, the Company's chief financial officer shall prepare and deliver to the Purchaser a statement setting forth the calculation of the Estimated Purchase Price and the Initial Payment Amount using the Estimated Working Capital shown on the Estimated Balance Sheet (the "**Initial Payment Amount Statement**"). In the event that the Estimated Balance Sheet and/or Estimated Working Capital are revised to reflect the Purchaser's comments as set forth in Section 3.05(a), the Company's chief financial officer shall prepare and

deliver a revised Initial Payment Amount Statement based on the revised Estimated Working Capital and/or revised Estimated Balance Sheet at the same time the revised Estimated Balance Sheet and/or Estimated Working Capital are delivered to the Purchaser.

Section 3.06 Post-Closing Adjustment to Purchase Price.

(a) Preparation of Closing Balance Sheet. As promptly as practicable, but in any event within forty-five (45) calendar days following the Closing Date, the Purchaser will deliver to the Company a balance sheet (the "**Closing Balance Sheet**") setting forth the financial position of the Company as of the opening of business on the Closing Date and a detailed calculation, with reasonable supporting detail as to such calculation, of the Working Capital as of the opening of business on the Closing Date. Subject to Section 3.06(c), the Closing Balance Sheet and the calculation of Working Capital delivered by the Purchaser to the Company will be deemed to be and will be final, binding and conclusive on the parties hereto. The Closing Balance Sheet shall be prepared in good faith in accordance with GAAP applied in a manner consistent with the preparation of the Estimated Balance Sheet and shall include the same line items as the Estimated Balance Sheet.

(b) Calculation of Purchase Price. Simultaneously with the delivery of the Closing Balance Sheet to the Company, the Purchaser's chief financial officer shall prepare and deliver to the Company a written statement (the "**Purchase Price Statement**") setting forth the calculation of the Purchase Price using the Working Capital shown on the Closing Balance Sheet.

(c) Right to Review and Dispute.

(i) During the 30 calendar day period following the Company's receipt of the Closing Balance Sheet and the Purchase Price Statement, the Company will be permitted to review the working papers of the Purchaser and the Purchaser's Accountants relating to the preparation of the Closing Balance Sheet and the Purchase Price Statement and the calculation of Working Capital and the Purchase Price shown on the Purchase Price Statement.

(ii) The Company may dispute the preparation of the Closing Balance Sheet, the Purchase Price Statement and/or the determination of Working Capital and the Purchase Price set forth thereon; *provided, however*, that the Company must notify the Purchaser in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within 30 calendar days of the Purchaser's delivery of the Closing Balance Sheet and the Purchase Price Statement to the Company. In the event written notice of such a dispute is received by the Purchaser in a timely manner, such a dispute will be resolved in accordance with the provisions of Section 3.06(d) below.

(iii) The Closing Balance Sheet, the Purchase Price Statement and the calculation of Working Capital and the Purchase Price will be deemed final for the

purposes of this ARTICLE III upon the earliest to occur of (A) the failure of the Company to notify the Purchaser of a dispute in accordance with this Agreement within 30 calendar days of the Purchaser's delivery of the Closing Balance Sheet and the Purchase Price Statement to the Company, (B) the resolution of all disputes in writing by the Company and the Purchaser, (C) the resolution of all disputes pursuant to Section 3.06(d) by the Purchaser's Accountants and the Company's Accountants, and (D) the resolution of all disputes pursuant to Section 3.06(d) by the Independent Accounting Firm. The Closing Balance Sheet and the Working Capital, as deemed final pursuant to this Section 3.06(c)(iii), are referred to herein as the "**Final Closing Balance Sheet**" and the "**Final Working Capital**", respectively.

(d) Resolution of Disputes Under This Section 3.06.

(i) In the event that written notice of a dispute is received by the Purchaser under Section 3.06(c) in a timely manner, the Purchaser and the Company shall attempt in good faith to resolve their dispute for a period of 15 calendar days. In the event that the Purchaser and the Company are unable to resolve such dispute within such period, the Purchaser's Accountants and the Company's Accountants will attempt to reconcile their differences, and any resolution by them as to any disputed amounts will be final, binding and conclusive on the parties hereto. If the Purchaser's Accountants and the Company's Accountants are unable to reach a resolution with such effect within 30 calendar days after receipt of such written notice of dispute under Section 3.06(c), the Purchaser's Accountants and the Company's Accountants will submit the items (together with their respective positions thereon and the reasons therefor) remaining in dispute for resolution to the Independent Accounting Firm. The Independent Accounting Firm will be instructed to determine the appropriate amount of each disputed item in accordance with GAAP applied on a consistent basis and render a report to the Purchaser and the Company within 20 calendar days after such submission; *provided, however*, that in no case may such determination of any such disputed item be outside range established by the respective positions of the Purchaser's Accountants and the Company's Accountants. The report of the Independent Accounting Firm as to the disputed items will be conclusive as to each disputed item and will be final and binding on the parties hereto. The fees and expenses of the Independent Accounting Firm will be split equally between the Company and the Purchaser.

(ii) The procedures for resolution of disputes concerning the Closing Balance Sheet and the Purchase Price set forth in this Section 3.06(d) are intended to be final and exclusive of any other contest or appeal in relation thereto, so that when the Closing Balance Sheet and the Purchase Price Statement are deemed final hereunder, neither party will be entitled to subject the Closing Balance Sheet or the Purchase Price Statement or, such agreement or the report, to any court or tribunal.

(e) Adjustment of Purchase Price and Payment of Adjustment Amount.

(i) In the event that the Purchase Price set forth in the Purchase Price Statement (as finally determined in accordance with this ARTICLE III) is at least $25,000 less than the Estimated Purchase Price set forth on the Initial Payment Amount Statement, Purchaser shall have the right to withdraw an amount in cash equal to the shortfall from the Deposit Amount and the balance of the Deposit Amount, if any, shall be disbursed to the Company, in each case in accordance with this Section 3.06(e) and the Escrow Agreement; *provided, however*, that if the amount of such shortfall exceeds the Deposit Amount, then the entire Deposit Amount shall be disbursed to Purchaser in accordance with this Section 3.06(e) and the Escrow Agreement and Purchaser shall have no claim against the Company in respect of such excess.

(ii) In the event that the Purchase Price set forth in the Purchase Price Statement (as finally determined in accordance with this ARTICLE III) is $25,000 or more greater than the Estimated Purchase Price set forth on the Initial Payment Amount Statement, Purchaser shall pay to the Company an amount in cash equal to the excess by wire transfer of immediately available funds, within five Business Days of the Purchase Price being deemed final hereunder and the Deposit Amount shall be disbursed to the Company in accordance with this Section 3.06(e) and the Escrow Agreement.

Section 3.07 Allocation of Purchase Price for Tax Purposes.

On or before the Closing Date, the Company and the Purchaser will agree upon an allocation of the Purchase Price covering the Purchased Assets for federal, state and local Tax purposes. Upon reaching such agreement, such allocation will be set forth on Section 3.07 of the Disclosure Schedule. The Company and the Purchaser will implement, report and accept the allocation set forth on Section 3.07 of the Disclosure Schedule for federal, state and local Tax purposes. The parties agree that such allocations will not in any way limit their respective rights and obligations under the Sale Documents in respect of representations, warranties, covenants and agreements and the breach thereof or damages therefor.

Section 3.08 Bulk Sales Laws.

Purchaser hereby waives compliance by the Company with the requirements and provisions of any uniform commercial code "bulk-transfer" laws of any jurisdiction that may otherwise be applicable with respect to the sale and transfer of any or all of the Purchased Assets to Purchaser.

Section 3.09 Withholding.

Notwithstanding anything herein to the contrary, Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to the Company such amounts as it is required under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax Law to deduct and withhold with respect to the making of such payment. To the extent that amounts are so withheld by Purchaser, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as

having been paid to the Company in respect of which such deduction and withholding was made by Purchaser.

ARTICLE IV
The Closing; Conditions to Closing

Section 4.01 The Closing.

(a) Time and Place of Closing. The consummation of the Transactions (the "**Closing**"), will take place at the offices of Richards Kibbe & Orbe LLP, One World Financial Center, New York, New York 10281, at 10:00 a.m. (New York City time), on the Target Date, or at such other location or time as the parties may agree in writing; *provided, however*, that if any of the conditions to Closing contained in the Sale Documents (except for conditions which can only be satisfied at Closing) are not satisfied or effectively waived as of the Target Date or such other agreed-upon date, the Closing shall take place on the first Business Day after the date on which all of the conditions to Closing contained in the Sale Documents (except for conditions which can only be satisfied at Closing) are satisfied or effectively waived; *provided, further, however*, that in no event shall the Closing take place on a date which is after the Termination Date (the date of the Closing being hereinafter referred to as the "**Closing Date**").

(b) Effective Time. The sale, transfer, assignment, conveyance and delivery of the Purchased Assets and the assumption of the Assumed Liabilities described in the Sale Documents will be effective as of the Effective Time.

Section 4.02 Conditions Precedent to the Obligations of the Company.

The obligation of the Company to consummate the Transactions under the Sale Documents is expressly subject to the fulfillment of each of the following conditions, unless waived by the Company in writing, at or before the Closing:

(a) Representations and Warranties; Performance of Agreements.

(i) All of the representations and warranties of the Purchaser set forth in the Sale Documents that are qualified as to materiality shall be true and correct in all respects and all of the representations and warranties of the Purchaser set forth in the Sale Documents that are not qualified as to materiality shall be true and correct in all material respects, in each case, on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

(ii) The Purchaser shall have performed and complied in all material respects with all of its covenants and other obligations set forth in the Sale Documents required to be performed or complied with by the Purchaser at or before the Closing.

(b) Sale Order. The Bankruptcy Court shall have entered the Sale Order.

(c) Consideration. The Company shall have received the Initial Payment Amount by wire transfer of immediately available funds, in accordance with the provisions of Section 3.04 hereof. The Purchaser shall have delivered the Deposit Amount to the Escrow Agent by wire transfer of immediately available funds in accordance with the provisions of Section 3.04 hereof.

(d) Assumption Agreement. The Company shall have received the Assumption Agreement, duly executed by the Purchaser, substantially in the form of Exhibit 4.02(d) (the "**Assumption Agreement**").

(e) Officer's Certificate. The Company shall have received a certificate, dated the Closing Date and executed by the Purchaser's chief executive officer or chief financial officer on behalf of the Purchaser, certifying as to the satisfaction of the conditions set forth in Section 4.02(a) hereof.

(f) Secretary's Certificate. The Company shall have received a certificate of the manager of the Purchaser with respect to (i) the certificate of formation of the Purchaser, (ii) the operating agreement of the Purchaser, (iii) the resolutions of the manager of the Purchaser approving each Sale Document to which the Purchaser is a party and the other documents to be delivered by the Purchaser under the Sale Documents and the performance of the obligations of the Purchaser thereunder, and (iv) the names and true signatures of the manager of the Purchaser authorized to sign each Sale Document to which it is a party and the other documents to be delivered by it under the Sale Documents.

(g) Good Standing Certificate. The Company shall have received a certificate of the Secretary of State of the jurisdiction in which the Purchaser is organized, dated as of a recent date, as to the good standing of the Purchaser and as to the charter documents of the Purchaser on file in the office of the Secretary of State.

(h) Ancillary Agreements. The Company shall have received the following, each dated the Closing Date and in full force and effect as of the Closing Date, in form and substance reasonably satisfactory to the Company:

(i) one or more Assignment and Assumption Agreements, duly executed by the Purchaser, substantially in the form of Exhibit 4.02(h)(i) (each, an "**Assignment and Assumption Agreement**"); and

(ii) the Escrow Agreement, duly executed by the Purchaser and the Escrow Agent.

(i) No Actions. There shall be no Action by any Governmental Body or Person seeking to restrain or prohibit the Transaction.

The foregoing conditions are for the sole benefit of the Company and may be waived by the Company, in whole or in part, at any time and from time to time in the sole discretion of the Company. In the event that the Closing shall occur, all of the foregoing conditions shall be of no

further force or effect from and after the Closing.

Section 4.03 Conditions Precedent to the Obligations of the Purchaser.

The obligation of the Purchaser to consummate the Transactions under the Sale Documents is expressly subject to the fulfillment of each of the following conditions, unless waived by the Purchaser in writing, at or before the Closing:

(a) Representations and Warranties; Performance of Agreements.

(i) All of the representations and warranties of the Company set forth in the Sale Documents that are qualified as to materiality shall be true and correct in all respects and all of the representations and warranties of the Company set forth in the Sale Documents that are not qualified as to materiality shall be true and correct in all material respects, in each case, on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

(ii) The Company shall have performed and complied in all material respects with all of its covenants and other obligations contained in the Sale Documents required to be performed or complied with by it at or before the Closing.

(b) Sale Notice. The Company shall have (i) served a copy of the Sale Notice upon each Notice Party; and (ii) filed a certificate of such service (the "**Sale Notice Certificate of Service**") with the Bankruptcy Court in the Bankruptcy Case.

(c) Cure Notice. The Company shall have served a copy of the Cure Notice upon all non-debtor parties to the Assigned Agreements and shall have filed a certificate of such service (the "**Cure Notice Certificate of Service**") with the Bankruptcy Court in the Bankruptcy Case.

(d) Cure Costs. For each Assigned Agreement subject to a cure obligation pursuant to Section 365 of the Bankruptcy Code, the Company shall have paid the applicable Cure Costs in respect to such Assigned Agreement.

(e) Sale Order. The Bankruptcy Court shall have entered the Sale Order.

(f) Ancillary Agreements. The Purchaser shall have received the following, each dated the Closing Date and in full force and effect as of the Closing Date, in form and substance reasonably satisfactory to the Purchaser:

(i) one or more Bills of Sale, duly executed by the Company, substantially in the form of Exhibit 4.03(f)(i) (each, a "**Bill of Sale**");

(ii) one or more Assignment and Assumption Agreements, duly executed by the Company;

(iii) one or more Intellectual Property Assignment Agreements, duly executed

by the Company, substantially in the form of Exhibit 4.03(f)(iii) (each, an "**Intellectual Property Assignment Agreement**");

(iv) one or more Domain Name Assignment Agreements, duly executed by the Company, substantially in the form of Exhibit 4.03(f)(iv) (each, a "**Domain Name Assignment Agreement**") for all domain names included in the Purchased Assets;

(v) the Escrow Agreement, duly executed by the Company and the Escrow Agent; and

(vi) all other instruments of transfer, duly executed by the Company as shall be necessary or appropriate to vest in the Purchaser good and indefeasible title to the Purchased Assets and to permit the Purchaser to conduct the Business without interruption.

(g) Officer's Certificate. With respect to each of 21 Inc. and N21 LLC, Purchaser shall have received a certificate, dated the Closing Date and executed by each such entity's chief executive officer or chief financial officer on behalf of such entity, certifying as to the satisfaction of the conditions set forth in Section 4.03(a) hereof.

(h) Final Order. On the Closing Date, the Sale Order shall be a final order which shall have not been rescinded, reversed, modified, or stayed, and shall be in full force and effect.

(i) Required Consents. The Purchaser shall have received copies of all of the Required Consents, and all such Required Consents shall be in full force and effect as of the Closing Date.

(j) No Actions. There shall be no Action by any Governmental Body or Person seeking to restrain or prohibit the Transaction.

(k) Consented Assumed Agreements. To the extent any counterparty to any agreement set forth on Schedule 4.03(k) hereof (the "**Consented Assumed Agreements")** has not provided its consent to the assignment off such agreement by the Company to the Purchaser, the Company shall file a motion with the Bankruptcy Court, in a form reasonably acceptable to the Purchaser, seeking authorization to assume and assign such agreement to the Purchaser under Bankruptcy Code section 365.

The foregoing conditions are for the sole benefit of the Purchaser and may be waived by the Purchaser, in whole or in part, at any time and from time to time in the sole discretion of the Purchaser. In the event that the Closing shall occur, all of the foregoing conditions shall be of no further force or effect from and after the Closing.

ARTICLE V
Representations and Warranties of the Company About the Company

The Company represents and warrants to the Purchaser as of the Original APA Date, as of the date hereof and as of the Closing Date as follows:

Section 5.01 Existence and Power.

21 Inc. is a corporation and 21 LLC is a limited liability company, each duly organized, validly existing and in good standing under the laws of the State of New York, (b) each of 21 Inc. and 21 LLC is duly qualified under the laws of, or is licensed to do business as a foreign corporation or limited liability company, as applicable, and is in good standing in each jurisdiction in which such qualification or license is required to own, lease or license the Purchased Assets or to operate or carry on the Business, and (c) each of 21 Inc. and 21 LLC has all necessary corporate power and authority required to own, lease or license the Purchased Assets, and to operate and carry on the Business as presently conducted, except in the case of clause (b) where the failure to have such qualification or license would not have a Material Adverse Effect.

Section 5.02 Authorization; Binding Effect.

Except for such authorization as is required by the Bankruptcy Court, the Company has all requisite power and authority to execute and deliver each Sale Document to which the Company is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby by the Company have been duly authorized by the Board of N21 Inc. and no other corporate or limited liability company proceedings, as applicable, on the part of the Company are necessary to authorize the Agreement or to consummate the transactions contemplated hereby, other than the approval of the transactions contemplated hereby and the adoption of the Agreement by the Bankruptcy Court. This Agreement has been, and each of the other Sale Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto and the entry of the Sale Order) this Agreement constitutes, and each of the other Sale Documents when so executed and delivered will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

Section 5.03 Contravention.

Neither the execution, delivery and performance of the Sale Documents by the Company nor the consummation of the Transactions by the Company will (with or without notice or lapse of time or both) (a) assuming entry of the Sale Order, violate or breach any provision of the Company's certificate of incorporation, by-laws, certificate of formation, operating agreement, certificate of limited partnership, partnership agreement or other similar organizational documents, (b) assuming the receipt of all of the Required Consents prior to the Closing, violate, conflict with or breach any Law or Permit applicable to the Company, the Business or any of the Purchased Assets, (c) assuming the receipt of all of the Required Consents prior to the Closing, breach or result in a default under any Material Contract, (d) result in or require the creation or

imposition of any Encumbrance on any of the Purchased Assets, or (e) otherwise result in a Material Adverse Effect, except with respect to clauses (b), (c) or (d), for such violations, breaches, defaults, other events or Encumbrances which would not have a Material Adverse Effect.

Section 5.04 Consents.

Except for the Consents set forth on Section 5.04 of the Disclosure Schedule (such Consents, the "**Required Consents**") and other than with respect to entry of the Sale Order, no Consents are required on behalf of the Company in connection with (a) the due execution and delivery by the Company of the Sale Documents and the performance of the Company's obligations thereunder, and (b) the consummation of the Transactions by the Company. As of the Closing Date, all of the Required Consents other than those set forth on Section 5.04(ii) of the Disclosure Schedule will have been obtained and will be in full force and effect.

Section 5.05 Subsidiaries and Other Securities.

(a) Subsidiaries. Section 5.05(a) of the Disclosure Schedule sets forth a correct and complete list of 21 Inc.'s Subsidiaries as of the date of this Agreement and, for each such Subsidiary, (i) such Subsidiary's name and the address of its principal place of business, (ii) the jurisdiction of its organization and all jurisdictions in which it is qualified to do business, (iii) the number of Equity Securities of each class (A) authorized and (B) issued and outstanding, (iv) the percentage of the outstanding Equity Securities owned directly or indirectly by the Company, and (v) the names of the record holders of each class of outstanding Equity Securities and the number of such Equity Securities held by each such holder.

(b) Other Securities. Except for the Securities set forth on Section 5.05(b) of the Disclosure Schedule, the Company does not own (beneficially or of record), holds or has any interest in, any Securities.

Section 5.06 Financial Information.

(a) Balance Sheets. Section 5.06(a) of the Disclosure Schedule contains correct and complete copies of (i) the audited consolidated balance sheets of 21 Inc. and its Subsidiaries dated as of June 30, 2010 (the "**Balance Sheet**"), and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries dated June 30, 2011 (the "**Interim Balance Sheet**" and together with the Balance Sheet, the "**Company Balance Sheets**" and each a "**Company Balance Sheet**"). No changes to the Company Balance Sheets have been made since the Interim Balance Sheet Date. The Company Balance Sheets (x) are true, complete and correct in all material respects, (y) were prepared in accordance with GAAP applied on a consistent basis in accordance with the past practice of the Company, and (z) subject to any qualifications set forth in the applicable notes and schedules (and, in the case of the Interim Balance Sheet, to normal year-end audit adjustments consistent with prior periods), fairly present in all material respects the financial position of 21 Inc. and its Subsidiaries as of their respective dates. All liabilities of 21 Inc. and its Subsidiaries at the date of the applicable Company Balance Sheet required to be

reflected or reserved for by GAAP are fully reflected or reserved for in the balance sheet of 21 Inc. and its Subsidiaries as of the date of such Company Balance Sheet.

(b) Other Financial Statements. The audited statements of operations, statements of changes in shareholder's equity and statements of cash flows of 21 Inc. and its Subsidiaries for the 12-month periods ended on June 30, 2010 and the unaudited statement of operations, statement of changes in shareholder's equity and statement of cash flows of 21 Inc. and its Subsidiaries for the 12 month period ended June 30, 2011, copies of which are attached hereto as Section 5.06(b) of the Disclosure Schedule, (x) are true, complete and correct in all material respects, (y) were prepared in accordance with GAAP applied on a consistent basis in accordance with the past practice of 21 Inc. (except with respect to the unaudited statements, for the absence of footnotes and subject to year-end adjustments in accordance with GAAP), and (z) fairly present in all material respects the results of operations, changes in shareholder's equity and cash flows of 21 Inc. and its Subsidiaries for such periods.

(c) Interim Financial Statements. The monthly unaudited consolidated and consolidating balance sheets and statements of operations of 21 Inc. and its Subsidiaries heretofore provided to the Purchaser or its representatives were prepared in accordance with GAAP (except for the absence of footnotes and subject to normal recurring year end adjustments in accordance with GAAP which were not and will not be material in amount) and fairly present the information purported to be set forth therein.

Section 5.07 Absence of Certain Changes.

Except for the Company having commenced the Bankruptcy Case and become a debtor under the Bankruptcy Code, since the Interim Balance Sheet Date (i) the Company has conducted the Business in the ordinary course of business consistent with past practice (including with respect to quantity, frequency, pricing and discounting of product sales), (ii) there has not been any event or occurrence of any condition that has had or would reasonably be expected to have a Material Adverse Effect, and (iii) there have been no actions taken which, if taken after the date of this Agreement without the Purchaser's express written consent, would violate the provisions of Section 7.01 of this Agreement

Section 5.08 No Undisclosed Liabilities.

Except as set forth in Section 5.08 of the Disclosure Schedule, the Company does not have any liabilities except for those liabilities:

(a) adequately set forth or reserved for on the Interim Balance Sheet as of the Interim Balance Sheet Date;

(b) incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and heretofore paid or discharged; and

(c) included in the computation of Estimated Working Capital.

Section 5.09 Accounts Receivable.

Section 5.09 of the Disclosure Schedule sets forth all accounts receivable of the Company (other than all accounts receivable relating to the Company's discontinued retail or direct response business, any intercompany receivables and any receivables related to any Excluded Assets) as of September 30, 2011, including, without limitation, (i) invoiced accounts receivable, (ii) accrued but uninvoiced accounts receivable, and (iii) all other rights to payment for goods or services sold, delivered or performed (the "**Receivables**"), in each case showing the amount of each Receivable, the debtors to which the Receivables relate, and an aging of amounts due thereunder, which schedule is true and complete in all material respects as of that date. All Receivables were the result of sales in the ordinary course of business materially consistent with past practice and are not associated with any special incentives offered to customers. Except as set forth in Section 5.09 of the Disclosure Schedule, to the Knowledge of the Company, the debtors to which the Receivables relate are not in or subject to a bankruptcy or insolvency proceeding, and none of the Receivables has been made subject to an assignment for the benefit of creditors. Except as set forth in Section 5.09 of the Disclosure Schedule, the Knowledge of the Company all Receivables that are reflected on the Interim Balance Sheet (net of any reserves shown thereon) (i) are valid and existing, (ii) represent monies due for goods sold and delivered or services rendered in the ordinary course of business materially consistent with past practice, and (iii) are not subject to any refunds or adjustments or any defenses, rights of set-off, assignment, restrictions, security interests or other Encumbrances. Except as set forth in Section 5.09 of the Disclosure Schedule, all such Receivables are (x) current, and there are no disputes regarding the collectability of any such Receivables and (y) adequately reserved for cancellations and bad debt. The Company has not factored any of the Receivables.

Section 5.10 Product Liability.

No product liability claims have been received orally or in writing by the Company or its Affiliates and, to the Company's Knowledge, no such claims have been threatened against the Company or its Affiliates relating to any of the products currently being developed, tested, manufactured, marketed, distributed or sold by the Company or its Affiliates. To the Company's Knowledge, there is no factual basis for any product liability claims. There is no order or judgment outstanding against the Company or its Affiliates relating to product liability claims.

Section 5.11 Litigation.

Except as set forth on Section 5.11 of the Disclosure Schedule, there is no Action pending, or to the Knowledge of the Company, threatened (a) against the Company or (b) that questions the validity of any of the Sale Documents or that involves or relates to any of the Transactions.

Section 5.12 Permits; Compliance with Laws.

(a) Permits. Section 5.12(a) of the Disclosure Schedule sets forth a correct and complete list and description of all material Permits necessary to entitle or permit the Company

to use its corporate name, to own, lease, operate and use the Purchased Assets, and to carry on and conduct the Business, except for those Permits, the failure of which to have would not have a Material Adverse Effect (such Permits being the "**Required Permits**"). The Company owns, holds or possesses all Required Permits and all such Required Permits are validly held and are in full force and effect. No written or oral notice has been received with respect to any failure by the Company to have any Required Permit.

(b) Compliance with Laws. To the Knowledge of the Company, the Company, its operations and the Business are in compliance in all material respects with each Required Permit and each material Law applicable to the Company, its operations, the Business or the Purchased Assets.

(c) Certain Notices. The Company has not received any written notice (a) concerning the revocation, suspension, modification, limitation, cancellation or non-renewal of any Required Permit, or (b) of a material violation of or default with respect to, any Required Permit or material Law applicable to the Company, its operations, the Business or the Purchased Assets. The Company has not received any communication from any Governmental Body, whether orally or in writing, to the effect that (i) the operation of the Business is the subject of an investigation, or (ii) the Company is in violation or potentially in violation of any Laws.

Section 5.13 Purchased Assets.

(a) Purchased Assets; Transfer of Title to Purchased Assets. The Purchased Assets (i) include all of the assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible, that are owned, leased or licensed by the Company and are used or held for use primarily in the conduct of the Business, (ii) constitute all of the assets, except for the Excluded Assets, necessary for the continued operation of the Business as conducted on the date hereof in all material respects, and (iii) are in good operating condition and repair, are reasonably fit and usable for the purposes for which they are being used and are presently contemplated to be used. The Company has title to or leasehold interest in all of the Purchased Assets, free and clear of all Encumbrances. Assuming entry of the Sale Order and all of the Required Consents prior to the Closing, upon delivery to the Purchaser at the Closing by the Company of the agreements, documents and instruments set forth in Section 4.03(f) and upon the Company's receipt of the Initial Payment Amount in accordance with ARTICLE III of this Agreement, title to the Purchased Assets will pass to the Purchaser, free and clear of any Encumbrances, to the fullest extent permissible under section 363(f) of the Bankruptcy Code.

(b) Subsidiary Assets. 21 Inc.'s Subsidiaries, other than 21 LLC, own no material assets and conduct no business.

Section 5.14 Real Property and Leaseholds.

(a) Schedules. The Company owns no Real Property. Section 2.02(a) of the Disclosure Schedule sets forth a correct and complete list, legal description and location of all Leaseholds (all such Leaseholds being the "**Company Leaseholds**") in which the Company has

an interest.

Section 5.15 Material Contracts.

(a) Schedule of Material Contracts. Section 5.15(a) of the Disclosure Schedule sets forth a correct and complete list and description of all Contracts, liabilities and other obligations to which the Company is a party or by which it is bound and under which the Company has any remaining rights or obligations (the "**Material Contracts**"), including without limitation:

(i) any Contract providing for exclusivity or any similar requirement pursuant to which the Company is restricted in any way with respect to the research, development, testing, distribution, sale, supply, license, marketing, promotion, co-promotion or manufacturing of any product related to the Business;

(ii) any Contract concerning the establishment or operation of a partnership, joint venture or limited liabiality company;

(iii) any Contract containing covenants of the Company not to (or otherwise restricting or limiting the ability of the Company to) compete in any line of business or geographic or therapeutic area, including any covenant not to compete with respect to the manufacture, marketing, distribution or sale of any product or product line;

(iv) any Contract containing a "change of control" or similar provision;

(v) any Contract imposing indemnification or similar obligations upon the Company;

(vi) any collective bargaining Contracts or union Contracts or any other binding Contract or memorandum of understanding with a union or other representative of employees; and

(vii) any other Contract (or group of related Contracts) which the Company is a party or by or to which the Company or any of the Purchased Assets or the Business is bound or subject which has an aggregate future liability, benefit or right to payment to any Person in excess of $25,000.

(b) Enforceability.

(i) Each of the Material Contracts (A) has been duly authorized, executed and delivered by the Company, and to the Knowledge of the Company, the other parties thereto, and is in full force and effect and (B) constitutes the legal, valid and binding obligation of the Company, and to the Knowledge of the Company, the other parties thereto, enforceable against the Company, and to the Knowledge of the Company, the other parties thereto in accordance with the terms of each such Material Contract, except that such enforcement (x) may be limited by bankruptcy, insolvency, moratorium or

similar laws affecting creditors' rights generally and (y) is subject to the availability of equitable remedies, as determined in the discretion of the court before which such a proceeding may be brought.

(ii) There exists no breach or default (or event which with or without the lapse of time or the giving of notice, or both would constitute a breach or default) under the Material Contracts by the Company, or to the Knowledge of the Company, the other parties thereto, and neither the Company nor any other party to any Material Contract has given any written notice of breach or default thereunder.

(iii) The consummation of the Transactions will not cause (A) any of the Material Contracts to cease to be in full force and effect, (B) the material breach of any terms or conditions of any Material Contract, (C) the forfeiture or impairment of any material rights under any Material Contract, or (D) any material penalty or other material adverse consequence under any Material Contract. The Purchaser expressly acknowledges and agrees, that notwithstanding any provision of the Sale Documents to the contrary, without limiting the Company's representation set forth in this clause (iii) (A) the Company makes no representation or warranty, express or implied, with respect to the continuation, termination, cancellation, modification or amendment by the Company's customers of any of the Material Contracts or relationship with the Company's customers other than with respect to the representation or warranty set forth in Section 5.21, and (B) the Purchaser will assume the risk of, and the Company will have no liability with respect to, the Company's customers terminating, canceling, modifying or amending any Material Contract or relationship with any of the Company's customers, whether or not such customers have the legal right to so terminate, modify, cancel or amend such Material Contracts; *provided, however*, the parties expressly agree that any such termination, modification, cancelation or amendment of such Material Contracts shall be considered when determining the existence of a Material Adverse Effect.

Section 5.16 Intellectual Property.

(a) Company Intellectual Property. Section 2.01(f) of the Disclosure Schedule sets forth a correct and complete list and description of (i) all Intellectual Property owned by the (the "**Owned Intellectual Property**"), and (ii) all Intellectual Property licensed from a third party ("**Intellectual Property Licensor**") by the Company, excluding Off the Shelf Licenses (the "**Licensed Intellectual Property**", and together with the Owned Intellectual Property the "**Company Intellectual Property**"), in each case, including, without limitation, a correct and complete list of all jurisdictions in which all trademarks, copyrights, patents, and domain names (whether owned or licensed) are registered, issued or applied for and all registration, grant and application numbers.

(b) Ownership or Right to Use. Except as disclosed in Section 2.01(f) of the Disclosure Schedule:

(i) the Company is the exclusive owner of the Owned Intellectual Property, free and clear of all Encumbrances other than Permitted Liens;

(ii) the Company has valid and enforceable licenses to use all the Licensed Intellectual Property, is in compliance in all material respects with contractual obligations relating to the Licensed Intellectual Property it uses pursuant to any license, and will not, as a result of this Agreement or the performance of its obligations under this Agreement, be in breach of any such license;

(iii) all necessary registration, maintenance and renewal fees have been paid and all necessary documents have been filed with the United States Patent and Trademark Office or foreign patent and trademark office in the relevant foreign jurisdiction for the purposes of maintaining both the Owned Intellectual Property that is registered, and, to the Company's Knowledge, the Licensed Intellectual Property that is registered;

(iv) neither the ownership or use of the Company Intellectual Property nor the operation of the Business has infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any material Intellectual Property of any other Person. To the Knowledge of the Company, no unauthorized Person is using any of the Company Intellectual Property.

(v) no Actions are pending or, to the Company's Knowledge, threatened which challenge the Company's rights in, or the validity or enforceability of, the Owned Intellectual Property, nor, to the Company's Knowledge, is there any legitimate basis for any such claim; and, to the Company's Knowledge, no Actions are pending or threatened which challenge any Intellectual Property Licensor's rights in, or the validity or enforceability of, the Licensed Intellectual Property, nor, to the Company's Knowledge, is there any legitimate basis for any such claim;

(vi) within the past twelve months, the Company has made no claim of a violation, disclosure, infringement, misuse or misappropriation by any third party, of their rights to, or in connection with, the Owned Intellectual Property; and within the past twelve months, to the Company's Knowledge, no Intellectual Property Licensor has made any claim of a violation, infringement, misuse or misappropriation by any third party of any Intellectual Property Licensor's rights to, or in connection with, the Licensed Intellectual Property; and

(c) Confidentiality of Intellectual Property. The Company Intellectual Property has been maintained in confidence in accordance with protection procedures customarily used in the industry of the Company to protect rights of like importance and, to the extent that any portion of the Company Intellectual Property would otherwise qualify as a "trade secret", which would be necessary to preserve its status as trade secrets under applicable Laws.

(d) Open Source Software. None of the Company Intellectual Property includes or incorporates into its source code any open source software that is licensed under the General

Public License or another open source code license having a similar "contaminating" effect on such Company Intellectual Property, or that would otherwise require the Company to release any portion of its source code, or to permit free redistribution, reverse engineering or modification of any of the Company Intellectual Property.

Section 5.17 Environmental Matters.

(a) No Environmental Liability. To the Knowledge of the Company, except as set forth on Section 5.17(a) of the Disclosure Schedule, the Company has no material liability or obligation:

(A) relating to the violation by the Company, or the operation of the Business, any of the Purchased Assets or any Relevant Property of any material Environmental Law or Permit;

(B) with respect to, or relating to, the generation, presence, disposal, Release, threatened Release, handling, transportation, treatment, storage, Cleanup or contamination of or by any Hazardous Material by the Company at any Relevant Property; or

(C) with respect to, or relating to, the Cleanup of any Relevant Property

(any such liability or obligation referred to in clauses (A), (B) and (C) being an "**Environmental Liability**"), except for those liabilities or obligations which would not have a Material Adverse Effect.

(ii) To the Knowledge of the Company, except as set forth on Section 5.17(a) of the Disclosure Schedule, there are no Environmental Liabilities arising out of conditions or occurrences existing or occurring on or prior to the Closing for which the Company will or may be responsible or liable.

(iii) To the Knowledge of the Company, except as set forth on Section 5.17(a) of the Disclosure Schedule, the Company currently possess all material Consents and Permits required under applicable Environmental Laws, such Consents and Permits are valid and in full force and effect and the Company is in material compliance with the terms and conditions thereof.

(b) Basis for Environmental Claims. To the Knowledge of the Company, except as set forth on Section 5.17(a) of the Disclosure Schedule, the Company has not been identified or listed as a potentially responsible party or a responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act or any other Environmental Law, the Company has received any information request from a Governmental Body under any Environmental Law.

(c) Notices. Except as set forth on Section 5.17(a) of the Disclosure Schedule, the Company has not received any written communication from a Governmental Body within the past five years, alleging (i) that the Company or any Relevant Property has violated or is in violation of any Environmental Law or is liable for any Cleanup of Hazardous Materials or (ii) that the Company has any Environmental Liability.

Section 5.18 Employees; ERISA.

(a) Schedule of Employees. Section 5.18(a) of the Disclosure Schedule sets forth a correct and complete list and description of all of the employees of, and consultants and independent contractors to, the Company and each employee's place of employment, compensation, bonuses and accrued vacation, in effect as of the date of this Agreement.

(b) Employment Agreements. Except as set forth on Section 5.18(b) of the Disclosure Schedule, the Company has not entered into and is not bound by any (i) employment, consulting or severance Contract with any of its directors, officers or employees, or (ii) collective bargaining agreements with its employees.

(c) Plans. Section 5.18(c) of the Disclosure Schedule sets forth a correct and complete list of all Benefit Plans of the Company, true, correct and complete copies of which have been delivered to the Purchaser or its representatives prior to the date of this Agreement.

(d) Plan Qualifications. The Company's Benefit Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that the Plan is qualified and that its related trust has been determined to be exempt from taxation under Section 501(a) of the Code. To the Knowledge of the Company, no events or circumstances have occurred (other than changes for which the remedial amendment period under Section 401(b) of the Code has not expired) since the date of such letters that will materially adversely affect the qualification or exemption of such Plan.

(e) Labor Relations. The Company's employees are not represented by any labor union or organization. To the Knowledge of the Company, no labor union or organization currently is engaged in any material efforts to organize or represent any of the Company's employees.

(f) Compliance with Employment Laws. To the Knowledge of the Company, the Company is in material compliance with all applicable provisions of ERISA.

Section 5.19 Brokers.

BDO Capital Advisors, LLC is the Company's exclusive financial advisor and investment banker and the only intermediary broker entitled to a transaction fee in connection with the Transactions contemplated hereby and will be paid from the proceeds of the sale in accordance with the terms of the Bankruptcy Court's Order approving the retention by the

Company of BDO Capital Advisors, LLC.

Section 5.20 Notice Parties.

To the Knowledge of the Company, a copy of the Sale Notice has been served on all parties required to receive notice thereof in accordance with the Bidding Procedures Order (the "**Notice Parties**").

Section 5.21 Customers.

Section 5.21 of the Disclosure Schedule sets forth the names of the top 20 customers of the Business, by dollar volume, for (x) the 2011 fiscal year and (y) the three month period ended September 30, 2011 (each, a "**Customer**", and, collectively, the "**Customers**"). None of the Customers has terminated or changed or, to the Company's Knowledge, intends to terminate or change significantly its relationship with the Company. To the Company's Knowledge, the consummation of the transactions contemplated herebuy will not result in a Material Adverse Effect or in the loss of the benefits of any relationship with any Customer.

ARTICLE VI
Representations and Warranties of the Purchaser

Purchaser represents and warrants to the Company as of the date hereof and as of the Closing Date as follows:

Section 6.01 Existence and Power.

The Purchaser (a) is a limited liability company, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and (b) has all necessary limited liability company power and authority to execute and deliver each of the Sale Documents and to consummate the Transactions and to perform its obligations under the Sale Documents.

Section 6.02 Authorization; Binding Effect.

The execution and delivery by the Purchaser of each of the Sale Documents to which the Purchaser is a party, the performance by the Purchaser of its obligations under such Sale Documents and the consummation of the Transactions by the Purchaser has been duly authorized by all necessary limited liability company action on the part of the Purchaser. Assuming the due authorization, execution and delivery by the other parties hereto and thereto, each of the Sale Documents to which the Purchaser is or may become a party is, or, when executed and delivered in accordance with this Agreement will be, legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with its terms, except that such enforcement , except that such enforcement (a) may be limited by bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally and (b) is subject to the availability of equitable remedies, as determined in the discretion of the court before which such a proceeding may be brought.

Section 6.03 Contravention.

Neither the execution, delivery and performance of the Sale Documents by the Purchaser nor the consummation of the Transactions by the Purchaser will (with or without notice or lapse of time or both) (a) violate or breach any provision of the Purchaser's organizational or governing documents, (b) violate or breach any Law by which the Purchaser or any of its assets or properties, are bound, or (c) breach or result in a default under any material Contract to which the Purchaser is a party or by which the Purchaser or any of its material assets or properties, are bound, except with respect to clauses (b) or (c), for such violations, breaches, defaults, other events which would not adversely affect the ability of the Purchaser to perform its obligations under the Sale Documents or to consummate the Transactions.

Section 6.04 Consents.

Except for the Consents set forth on Section 6.04 of the Disclosure Schedule, no material Consents are required on behalf of the Purchaser in connection with (a) the due execution and delivery by the Purchaser of the Sale Documents and the performance of the Purchaser's obligations thereunder, and (b) the consummation of the Transactions by the Purchaser, except, in each case, for those Consents, the absence of which would not adversely affect the ability of the Purchaser to perform its obligations under the Sale Documents.

Section 6.05 Litigation.

There is no Action pending or, to the Purchaser's knowledge, threatened against the Purchaser that involves any of the Transactions.

Section 6.06 Compliance with Laws.

To the knowledge of the Purchaser, the Purchaser is in compliance in all material respects with each material Law applicable to the Purchaser and its material assets and properties, except for any such noncompliance which could not reasonably be expected to adversely affect the ability of the Purchaser to perform its obligations under the Sale Documents or to consummate the Transactions.

Section 6.07 AS IS SALE.

THE PURCHASER ACKNOWLEDGES THAT EXCEPT AS SPECIFICALLY AND EXPRESSLY SET FORTH IN ARTICLE V HEREOF, THE COMPANY MAKES NO REPRESENTATIONS OR WARRANTIES (WHETHER EXPRESS OR IMPLIED) OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE OR OTHERWISE IN REGARD TO THE PURCHASED ASSETS, THE BUSINESS OR AS TO THE PROSPECTS OF THE BUSINESS OF THE COMPANY AND ITS SUBSIDIARIES, OR ITS PROFITABILITY FOR THE PURCHASER. ACCORDINGLY, PURCHASER WILL ACCEPT THE PURCHASED ASSETS AT THE CLOSING "AS IS," "WHERE IS," AND "WITH ALL FAULTS." THE PURCHASER ACKNOWLEDGES THAT (A) THE

TANGIBLE PERSONAL PROPERTY INCLUDED IN THE PURCHASED ASSETS CONSTITUTES USED PROPERTY AND (B) THE PURCHASER IS KNOWLEDGEABLE AND EXPERIENCED IN THE INDUSTRY IN WHICH THE COMPANY AND ITS SUBSIDIARIES OPERATE.

Section 6.08 Financing.

The Purchaser has on hand, or readily available, or will have on hand on or prior to the expected Closing Date, cash and cash equivalents or financial commitments therefor in an amount sufficient to enable it to consummate the Transactions without violating any provision of any material contract or agreement to which the Purchaser is a party, including, without limitation, any solvency requirements contained therein.

ARTICLE VII
Pre-Closing Covenants of the Company and the Purchaser

Section 7.01 Conduct of Business Pending Closing.

The Company agrees that, from the date of this Agreement through the earlier to occur of (x) the Closing Date, and (y) the date on which this Agreement is terminated in accordance with the provisions of Section 9.01 hereof, the Company will, and the Company will cause its Subsidiaries to:

(a) Conduct of Business. Conduct their business in a manner consistent with the past practices of the Company and Company will not engage in any transactions out of the ordinary course of business consistent with past practice (including with respect to quantity, frequency, pricing and discounting of product sales), in each case subject to the Company's rights and obligations as debtors-in-possession under the Bankruptcy Code.

(b) Payment of Obligations. Promptly and timely pay and discharge in the ordinary course of the Company's business consistent with past practice, all Taxes and other material obligations assessed, levied or imposed upon, or required to be withheld by, or otherwise owing by, the Company or with respect to the Purchased Assets or the Business, in each case subject to the Company's rights and obligations as debtors-in-possession under the Bankruptcy Code.

(c) Material Contracts. Perform and observe all of the terms and provisions of each Material Contract to be performed or observed by it, enforce each Material Contract in accordance with its terms and not enter into or terminate or reject any Material Contracts or make any material amendments or modifications to any Material Contracts outside the ordinary course of the Company's business consistent with past practice. In addition, the Company shall not amend or modify any terms or provisions of their organizational or governing documents.

(d) Representations and Warranties; Conditions. Not engage in any practice, take any action, fail to take any action or enter into any transaction that would (i) cause any of the representations and warranties of the Company contained in the Sale Documents, including

without limitation, those contained in Section 5.07 hereof, to be untrue, inaccurate or incorrect in any material respect on the Closing Date, or (ii) result in any of the conditions set forth in Section 4.03 not being satisfied on or prior to the Termination Date.

(e) Sale of Assets; Encumbrances. Not (i) Transfer any of the Purchased Assets, except Inventory sold in the ordinary course of business consistent with past practice, (ii) dispose of, or trade in, any of the Equipment or Fixtures, or (iii) create, incur, assume, or suffer to exist any Encumbrance upon or with respect to any of the Purchased Assets.

(f) Intellectual Property. Not grant any rights with respect to any Intellectual Property of the Company;

(g) Compensation. Not increase the aggregate amount of compensation of the officers or employees of the Company earning more than $50,000, including, without limitation, base salaries and bonuses of all types, whether paid or accrued, except in the ordinary course of business consistent with past practice.

(h) Compliance With Laws. Comply in all respects with all material Laws applicable to the Company, its Subsidiaries, the Business or the Purchased Assets.

(i) Maintenance of Relationships. Use its commercially reasonable efforts to preserve its current relationships with its customers, suppliers, vendors, regulators and other Persons with which it has significant business relationships.

(j) Accounting Procedures. Not make any changes in accounting methods, principles or practices, except as required by a change in GAAP or applicable Law.

(k) Maintenance of Existence. Preserve and maintain its corporate existence and good standing in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is required.

(l) Maintenance of Records. Keep adequate records and books of account reflecting all its financial transactions, keep minute books containing accurate records of all meetings and accurately reflecting all corporate action of its shareholders and its board of directors (including committees).

(m) Maintenance of Purchased Assets. Maintain, keep and preserve the Purchased Assets in good working order and condition, ordinary wear and tear excepted.

Section 7.02 Access to Information; Cooperation.

(a) Access to Information.

(i) The Company understands and acknowledges that the Purchaser requires reasonable access to the Company, the Purchased Assets and the Business, from the date

of this Agreement through the earlier to occur of (x) the Closing Date and (y) the date on which this Agreement is terminated in accordance with the provisions of Section 9.01 hereof.

(ii) The Company agrees that during the period from the date of this Agreement through the earlier to occur of (x) the Closing Date and (y) the date on which this Agreement is terminated in accordance with the provisions of Section 9.01 hereof, the Company will:

(A) give the Purchaser and its authorized representatives (I) reasonable access during regular business hours to all plants, offices, personnel, warehouses, facilities, properties, books, Contracts, commitments and records of the Company, including, without limitation, the Purchased Assets and the Business, and (II) such financial and operating data and other information with respect to the Business and the Purchased Assets as any of them may from time to time reasonably request; and

(B) permit the Purchaser and its authorized representatives to make such inspections thereof as any of them may reasonably request.

Notwithstanding the foregoing, (i) the Purchaser and its representatives shall not unreasonably interfere with or disrupt the Company's business and operations, and (ii) no information obtained pursuant to this Section 7.02 shall (x) be deemed to amend or supplement any of the Disclosure Schedules contemplated hereby, or (y) be deemed to cure any breach of any representation, warranty, covenant or agreement or to satisfy any condition.

Section 7.03 Financing.

The Purchaser expressly acknowledges and agrees that (i) the Purchaser's obligation to consummate the Transactions is not subject to the Purchaser's receipt of financing, (ii) it is not a condition to the Purchaser's obligation to consummate the Transactions that the Purchaser obtain any financing, and (iii) the Purchaser shall be liable to the Company as provided in Section 9.02 if the Transactions are not consummated by the Termination Date due to the Purchaser's failure to obtain financing or inability to pay the Purchase Price at the Closing.

Section 7.04 Notification of Certain Matters.

(a) The Company shall promptly give written notice to Purchaser of (i) the occurrence or nonoccurrence of any event that would be likely to cause either (A) any of the representations and warranties of the Company contained in the Sale Documents to be untrue, inaccurate or incorrect in any material respect on the Closing Date or (B) any Material Adverse Effect, or (ii) any material failure by the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Notwithstanding the foregoing, the delivery of any notice pursuant to this Section 7.04(a) shall not (x) be deemed to amend or supplement any of the Disclosure Schedules contemplated hereby, or (y) be deemed to

cure any breach of any representation, warranty, covenant or agreement or to satisfy any condition.

(b) To the extent not already included, the Company shall add Purchaser, and Purchaser's counsels, to the Company's "Rule 2002 notice list" and otherwise provide notice to Purchaser of all matters that are required to be served on the Company's creditors pursuant to the Bankruptcy Code and the rules promulgated thereunder.

ARTICLE VIII
Covenants of the Company and the Purchaser

Section 8.01 Public Announcements.

The Company and the Purchaser agree that except as required by applicable Laws, including the Bidding Procedures Order, or a listing agreement with a national securities exchange, without the prior written consent of the other parties hereto (which will not be unreasonably withheld or delayed), neither the Company nor the Purchaser nor any of their respective managers, members, partners, shareholders, directors, officers, employees or other agents or representatives, shall make any press release or any similar public announcement concerning the Transactions; *provided, however*, that unless required by applicable Law in the reasonable opinion of the Company's counsel, no press release or any similar public announcement shall disclose the involvement of any direct or indirect beneficial owner of the Purchaser's Equity Securities in the Transaction.

Section 8.02 Cooperation.

(a) From and after the Closing, the Company and the Purchaser agree to furnish or cause to be furnished to one another, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets, the Business and the Company's books and records as is reasonably necessary for the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any audit by any Taxing authority, and the prosecution or defense of any Action related to Taxes or the operation of the Business prior to the Closing Date. From and after the Closing, the Company and the Purchaser will reasonably cooperate with each other in the conduct of any audit or other Action related to Taxes and each shall execute and deliver such other documents as are reasonably necessary to carry out the intent of this Section.

(b) Following the Closing: (i) all cash and other remittances constituting Purchased Assets after the Closing and all mail and other communications relating to the Purchased Assets received by the Company or its Affiliates shall be promptly turned over to the Purchaser by the Company, and (ii) all cash and other remittances, mail and other communications relating primarily to any Excluded Asset that are received by the Purchaser or its Affiliates shall be promptly turned over to the Company by the Purchaser.

Section 8.03 Name Changes.

Within two (2) business days following the Closing, each of N21 Inc. and N21 LLC shall take all necessary action to change its respective name to a name that does not include the word "Nutrition 21" or any other name or mark included in the Company Intellectual Property used in the conduct of the Business as presently conducted by the Company (including any name set forth on the signature pages to this Agreement) or any translations, adaptations, derivations or combinations of any of the foregoing or any name or mark confusingly similar thereto (collectively, the "**Restricted Names**"). The Company shall promptly notify Purchaser of such name change(s) and the new name(s) chosen by each of N21 Inc. and N21 LLC, as applicable. From and after Closing, the Company and all Affiliates of the Company shall cease all use of any Restricted Name, including by removing all Restricted Names from all letterhead, stationary, signage and tangible assets included in the Excluded Assets.

ARTICLE IX
Termination and Expenses

Section 9.01 Termination.

The obligations of the parties to consummate the Transactions under the Sale Documents may be terminated at any time prior to the Closing by:

(i) the mutual consent of the Company and the Purchaser;

(ii) the Company or the Purchaser, if (i) the Closing shall not have occurred on or prior to the Termination Date, unless such failure to consummate the Transactions is the result of a material breach of any Sale Document by the party seeking to terminate the Agreement;

(iii) the Company if the Purchaser shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in the Sale Documents, which breach (A) would give rise to the failure of a condition set forth in Section 4.02, and (B) cannot be or has not been cured by the earlier to occur of (x) the date which is 30 days after the giving of written notice by the Company to the Purchaser specifying such breach, and (y) the Termination Date;

(iv) the Purchaser if the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in the Sale Documents, which breach (A) would give rise to the failure of a condition set forth in Section 4.03, and (B) cannot be or has not been cured by the earlier to occur of (x) the date which is 30 days after the giving of written notice by the Purchaser to the Company specifying such breach, and (y) the Termination Date;

(v) the Purchaser if the Bankruptcy Court fails to enter the Sale Order as provided hereunder on or prior to November 15, 2011;

(vi) the Purchaser if (x) it is selected as the Next Highest Bidder, but the

Company consummates an Acquisition Proposal with another Person, or (y) it is not selected as either the Next Highest Bidder or the Successful Bidder;

(vii) the Purchaser or the Company, if any Governmental Body shall have issued an order, decree or ruling or taken any other action, which permanently restrains, enjoins or otherwise prohibits the Transactions, and such order, decree, ruling or other action shall have become final and non-appealable.

Any such termination shall be in writing delivered to the other parties hereto in accordance with the provisions of Section 10.01 hereof.

Section 9.02 Effect of Termination.

(a) Survival. In the event of a termination of this Agreement under Section 9.01, this Agreement will become void and of no further force or effect, except for the provisions of (a) Section 8.01 relating to public disclosures, (b) Section 9.03 relating to the payment of fees and expenses, (c) Section 3.03 relating to the Deposit Amount, (d) ARTICLE X, (e) Section 9.04 relating to the Break-up Fee, the Expense Reimbursement and the status of such claims, and (f) this Section 9.02.

(b) Release of Deposit Amount. In the event of a termination of this Agreement under Section 9.01, the Deposit Amount shall be distributed by the Escrow Agent as follows:

(i) if (A) all of the conditions to Closing set forth in Section 4.03 (except for conditions which can only be satisfied at Closing) have been satisfied or effectively waived on or prior to the Termination Date, (B) the Company has duly performed and complied with all of its obligations under the Sale Documents, and (C) the Purchaser has breached any of its obligations under the Sale Documents and such breach cannot be or has not been cured by the earlier to occur of (x) the date which is 30 days after the giving of written notice by the Company to the Purchaser specifying such breach, and (y) the Termination Date, the Company may give written notice to the Purchaser and the Escrow Agent certifying that the events in clauses (A) through (C) above have occurred, and within 10 calendar days after receipt of such notice, the Escrow Agent shall (unless the Purchaser shall object to the giving of such notice by the Company and the payment of the Deposit Amount within such 10 calendar day period) deliver the Deposit Amount to the Company in accordance with the Company's instructions;

(ii) in accordance with the join instructions of the Company and the Purchaser; and

(iii) except as otherwise provided in clauses (i) and (ii) above, if this Agreement is terminated pursuant to Section 9.01, or the Transactions have not been consummated by the Termination Date, the Purchaser shall give written notice thereof to the Company and the Escrow Agent, and within 10 calendar days after receipt of such notice (unless the Company shall object to the giving of such notice by the Purchaser) the

Escrow Agent shall deliver the Deposit Amount to the Purchaser in accordance with the Purchaser's instructions.

(c) Liquidated Damages. The parties hereby agree that is impossible to determine accurately the amount of damages that the Company would suffer if the Transactions were not consummated as a result of a breach of this Agreement by the Purchaser. As a result, notwithstanding anything in this Agreement to the contrary, the Company hereby agrees that, in the event it terminates this Agreement pursuant to Section 9.01(iii), (i) the Company shall receive the Deposit Amount pursuant to Section 9.02(b)(i) as liquidated damages against the Purchaser for all liabilities of the Purchaser under this Agreement, (ii) such liquidated damages shall be the sole and exclusive remedy, at Law and equity, of the Company against the Purchaser for the Purchaser's breach, and (iii) the Purchaser, its Affiliates and their respective officers, directors, equityholders, employees, consultants and advisors shall have no further liability of any kind to the Company, any of their Affiliates, or any third party on account of this Agreement.

Section 9.03 Fees and Expenses.

(a) Payment of Fees and Expenses. Subject to clause (b) below and Section 9.04, each of the parties hereto will be responsible for and pay its own legal, accounting and other fees and expenses, including, without limitation, reasonable attorneys' and accountants' fees and expenses, incurred in connection with the Transactions, including, without limitation, the due diligence review, and the negotiation, preparation and execution of the Sale Documents (collectively, all such fees and expenses being the "**Fees and Expenses**").

(b) Transaction Fees and Taxes. The Purchaser will be responsible for and will duly and timely pay any (i) fees and expenses of the Escrow Agent, and (ii) Taxes (other than income Taxes of the Seller), including, without limitation, stock transfer Taxes, sales and use Taxes and real property gains and transfer Taxes, in each case, directly or indirectly attributable to the Transactions. Except as otherwise required by applicable Law, the Purchaser will be responsible for filing any Tax Returns and complying with any procedures required in connection with all Taxes resulting from such Transfer.

Section 9.04 Break-Up Fee; Expense Reimbursement; and Claims.

(a) Break-Up Fee and Expense Reimbursement. Notwithstanding any termination of this Agreement, in recognition and consideration of Purchaser's time and effort in examining the Company and the Purchased Assets, its due diligence in respect thereof by its employees, agents, attorneys, accountants and other representatives, the loss of opportunity that the expenditure of such time and effort has caused, and the fact that Purchaser's willingness to enter into this Agreement may promote bidding by other "Qualified Bidders", in accordance with the Bidding Procedures Order, in the event the Company consummates an Acquisition Proposal, except as a result of the termination of this Agreement pursuant to Section 9.01(i) (by mutual consent), (ii) (by the Company) or (iii) (by the Company), the Company shall pay the Purchaser at the closing of such Acquisition Proposal an amount equal to $150,000 (the "**Break-Up Fee**"). Further, in

accordance with the Bidding Procedures Order, in the event this Agreement is terminated pursuant to Section 9.01(ii) or (iv), or in the event the Company consummates an Acquisition Proposal, except as a result of the Company's termination of this Agreement pursuant to Section 9.01(ii) or (iii), then the Company shall pay to the Purchaser its reasonable and documented out-of-pocket fees (including reasonable out-of-pocket attorneys' fees) and expenses incurred in connection with this Agreement (including its due diligence) and the Transactions in an amount not to exceed \$100,000 (such amount, the "**Expense Reimbursement**"). The Expense Reimbursement shall be payable in addition to, and not in lieu of, the Break-Up Fee upon the closing of an Acquisition Proposal. The Expense Reimbursement shall be payable on the earlier of (i) the date the Company consummates an Acquisition Proposal or (ii) the effective date of a plan of liquidation or reorganization of the Company. The Company understands and acknowledges that (i) payment of the Break-Up Fee and the Expense Reimbursement is an integral part of this Transaction, (ii) the Break-Up Fee and Expense Reimbursement provisions set forth in this Section 9.04(a) are a material inducement for Purchaser to enter into this Agreement, and (iii) absent the Break-Up Fee and Expense Reimbursement provisions contained herein, the Purchaser would not have entered into this Agreement.

(b) Administrative Claim. The Company's obligation to pay the Break-Up Fee and Expense Reimbursement hereunder shall survive termination of this Agreement and shall be entitled to super-priority administrative expense priority pursuant to Sections 503(b) and 507(a)(2) of the Bankruptcy Code in the Bankruptcy Case.

ARTICLE X
Miscellaneous

Section 10.01 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.

ALL REPRESENTATIONS, WARRANTIES, COVENANTS (OTHER THAN WITH RESPECT TO THE PROVISIONS GOVERNING THE POST-CLOSING ADJUSTMENT TO PURCHASE PRICE SET FORTH IN Section 3.06) AND AGREEMENTS OF THE SELLER MADE HEREIN OR IN ANY OTHER AGREEMENT DELIVERED PURSUANT TO THIS AGREEMENT SHALL NOT SURVIVE BEYOND THE CLOSING AND THERE SHALL BE NO LIABILITY IN RESPECT THEREOF, WHETHER SUCH LIABILITY HAS ACCRUED PRIOR TO OR AFTER THE CLOSING, ON THE PART OF ANY PARTY OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR AFFILIATES.

Section 10.02 Notices.

All notices, requests, demands and other communications to any party or given under any Sale Document will be in writing and delivered personally, by overnight delivery or courier, by registered mail or by telecopier (with confirmation received) to the parties at the address or telecopy number specified for such parties on the signature pages hereto (or at such other address or telecopy number as may be specified by a party in writing given at least five Business Days

prior thereto). All notices, requests, demands and other communications will be deemed delivered when actually received.

Section 10.03 Counterparts.

This Agreement may be executed simultaneously in one or more counterparts, and by different parties hereto in separate counterparts, each of which when executed will be deemed an original, but all of which taken together will constitute one and the same instrument.

Section 10.04 Amendment of Agreement.

This Agreement may not be amended, modified or waived except by an instrument in writing signed on behalf of each of the parties hereto. This Agreement may be amended by the parties hereto at any time before or after the approval of the terms of this Agreement by the shareholders of the Company (if required by law), but after any such approval, no amendment shall be made to this Agreement which by law requires further approval of such shareholders without such further approval of the shareholders.

Section 10.05 Successors and Assigns; Assignability.

This Agreement will be binding upon and inures to the benefit of and is enforceable by the respective successors and permitted assigns of the parties hereto. This Agreement may not be assigned by any party hereto without the prior written consent of all other parties hereto, except for the assignment of all or any part of the rights and obligations of the Purchaser under this Agreement, which may be freely assigned by the Purchaser to an Affiliate of the Purchaser either prior to or after the Closing Date; *provided, that* the Purchaser will remain liable for the performance of its obligations under this Agreement. Any assignment or attempted assignment in contravention of this Section will be void *ab initio* and will not relieve the assigning party of any obligation under this Agreement.

Section 10.06 Governing Law.

This Agreement will be governed by, and construed in accordance with, the laws of the state of New York applicable to Contracts executed in and to be performed entirely within that state, without reference to conflicts of laws provisions.

Section 10.07 Integration.

The Sale Documents (including the Disclosure Schedule and the Exhibits hereto) contain and constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior negotiations, agreements and understandings, whether written or oral, of the parties hereto.

Section 10.08 Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.

Section 10.09 Further Assurances.

Promptly upon the reasonable request by the Purchaser or the Company, the parties hereto (with the expenses paid by the party responsible as provided in this Agreement) shall (i) correct any defect or error that may be discovered in any Sale Document or in the execution, delivery, acknowledgment or recordation of any Sale Document, and (ii) execute, acknowledge, deliver, record, file and register, any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, estoppel certificates, financing statements and continuations, notices of assignment, transfers, certificates, assurances and other instruments, in each case, as such requesting party may require from time to time.

Section 10.10 No Third-Party Rights.

This Agreement is not intended, and will not be construed, to create any rights in any parties other than the Company and the Purchaser, and no Person may assert any rights as third-party beneficiary hereunder, except that any rights, obligations or remedies of the Purchaser hereunder may be exercised by an Affiliate of the Purchaser as provided in Section 10.05.

Section 10.11 Enforcement.

The Company hereby acknowledges and agrees that the provisions of this Agreement are of a special and unique nature, the loss of which cannot be accurately compensated for in damages by an action at law, and that the breach of the provisions of this Agreement would cause the Purchaser irreparable harm and that money damages would not be an adequate remedy for any breach of the provisions of this Agreement by the Company. Therefore, the parties hereto agree that the Purchaser shall be entitled to seek equitable relief, including, without limitation, an injunction or injunctions to prevent breaches of this Agreement, including, without limitation, the provisions of Section 8.01 hereof, by the Company and to specifically enforce the terms and provisions of this Agreement, including, without limitation, Section 8.01 hereof, this being in addition to any other remedy to which the Purchaser is or may be entitled at law or in equity.

Section 10.12 Submission to Jurisdiction.

Without limiting any Party's right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the

Bankruptcy Court, and the Parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and consent to service of process at such locations as indicated in Section 10.02 hereof; *provided, however*, that if the Bankruptcy Case has closed, the Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in New York County or the Commercial Division, Civil Branch of the Supreme Court of the State of New York sitting in New York County and any appellate court from any thereof, for the resolution of any such claim or dispute. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 10.13 Waiver of Jury Trial.

Each of the Company and the Purchaser hereby waives any right to a trial by jury in any Action to enforce or defend any right under any Sale Document or any amendment, instrument, document or agreement delivered or to be delivered in connection with any Sale Document and agrees that any Action will be tried before a court and not before a jury.

Section 10.14 No Waiver; Remedies.

No failure or delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of the right, power or privilege. A single or partial exercise of any right, power or privilege will not preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies provided in the Sale Documents will be cumulative and not exclusive of any rights or remedies provided by law.

Section 10.15 Interpretation.

As used in this Agreement, references to the singular will include the plural and vice versa and references to the masculine gender will include the feminine and neuter genders and vice versa, as appropriate. Unless otherwise expressly provided in this Agreement (a) the words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement, and (b) article, section, subsection, schedule and exhibit references are references with respect to this Agreement unless otherwise specified. Unless the context otherwise requires, the term "including" will mean "including, without limitation." The headings in this Agreement and in the Schedules are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement. References in this Agreement to any law or regulation will refer to such laws and regulations as from time to time amended and to any laws or regulations successor thereto.

Section 10.16 Ambiguities.

This Agreement was negotiated between legal counsel for the parties and any ambiguity in this Agreement shall not be construed against the party who drafted this Agreement.

Section 10.17 Incorporation of Schedules and Exhibits.

The Disclosure Schedule and Exhibits hereto are incorporated into this Agreement and will be deemed a part hereof as if set forth herein in full. References to "this Agreement" and the words "herein", "hereof" and words of similar import refer to this Agreement (including the Disclosure Schedule and Exhibits) as an entirety. In the event of any conflict between the provisions of this Agreement and any Disclosure Schedule or Exhibit, the provisions of this Agreement will control. Capitalized terms used in the Disclosure Schedule have the meanings assigned to them in this Agreement. The Section references referred to in the Disclosure Schedule are to Sections of this Agreement, unless otherwise expressly indicated.

Section 10.18 Non-Recourse.

Except in the case of fraud or intentional misconduct, no past, present or future director, officer, employee, incorporator, member, partner or equityholder of the Company shall have any liability for any obligations or liabilities of the Company under this Agreement or the Sale Documents or for any claim based on, in respect of, or by reason of the transactions contemplated hereby and thereby.

Section 10.19 Approval of Bankruptcy Court.

Notwithstanding anything herein to the contrary, all of the parties obligations under this Agreement are subject to approval of the Bankruptcy Court.

ARTICLE XI
Bankruptcy Court Matters

Section 11.01 Consultation with Purchaser.

The Company shall provide the Purchaser with a reasonable opportunity to review and comment upon all motions, applications, petitions, schedules and supporting papers, in each case which relate to or affect the Transactions, prepared by the Company (including forms of orders and notices to interested parties) prior to the filing thereof in the Bankruptcy Case. All motions, applications, petitions, schedules and supporting papers prepared by the Company and relating (directly or indirectly) to the Transactions to be filed on behalf of the Company after the date hereof must be reasonably satisfactory in form and substance to the Purchaser in its reasonable discretion.

Section 11.02 Company Assistance.

The Company agrees that it will promptly take such actions as are reasonably requested by the Purchaser to assist in obtaining entry of the Sale Order, including furnishing affidavits or

other documents or information for filing with the Bankruptcy Court for purposes, among others, of providing necessary assurances of performance by the Company of its obligations under this Agreement and demonstrating that the Purchaser is a good faith buyer under Section 363(m) of the Bankruptcy Code.

Section 11.03 the Purchaser Assistance

Purchaser agrees that it will promptly take such actions as are reasonably requested by the Company to assist in obtaining entry of the Sale Order, and a finding of adequate assurance of future performance by Purchaser, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchaser under this Agreement and demonstrating that Purchaser is a "good faith" purchaser under section 363(m) of the Bankruptcy Code. Purchaser shall not, without the prior written consent of the Company, file, join in, or otherwise support in any manner whatsoever any motion or other pleading relating to the sale of the Purchased Assets hereunder.

Section 11.04 Other Bids.

Purchaser acknowledges that pursuant to the Bidding Procedures Order, the Company will solicit bids ("**Bids**") from other prospective purchasers (collectively, "**Bidders**") for the sale of all or substantially all of the Purchased Assets, on terms and conditions containing representations and warranties, covenants, termination rights, and financing provisions substantially similar to (and in no way less favorable to the Company than) those in this Agreement; *provided, however*, that in the event that the Purchaser is determined to be the Successful Bidder, following completion of the Auction and until the Closing, the Company shall not, and shall cause its Affiliates to not, directly or indirectly, through any Representative, solicit any Acquisition Proposal or participate in any negotiations or discussions with respect to any Acquisition Proposal except with a Person designated as the Next Highest Bidder at the Auction, and neither the Company nor any of its Affiliates shall (i) execute an agreement with respect to an Acquisition Proposal, or (ii) seek or support Bankruptcy Court approval of a motion or order inconsistent in any material respect with the Transactions.

Section 11.05 Appeals.

In the event the entry of the Sale Order or the Bidding Procedures Order shall be appealed or a stay pending appeal is requested, (i) the Company shall immediately notify the Purchaser of such appeal or stay request and shall promptly provide to the Purchaser a copy of the related notice of appeal or order of stay, and (ii) the parties shall promptly defend such appeal with reasonable diligence. The Company shall also provide the Purchaser with written notice of any motion or application filed in connection with any appeal from either of such orders.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

COMPANY:
Address for Notices:
4 Manhattanville Road
Purchase, NY 10577
Attention: Benjamin T. Sporn
Telephone No.: (914) 701-4503
Facsimile No.: (914) 696-0860

NUTRITION 21, INC.
By: [signature]
Name:
Alan Kirschbaum
Title:
Chief Financial Officer
Vice President, Finance & Treasury

With a copy to:
Richards Kibbe & Orbe LLP
One World Financial Center
New York, NY 10281
Attention: Larry G. Halperin
Telephone No.:(212) 530-1870
Facsimile No.: (212) 530-1801

Address for Notices:
4 Manhattanville Road
Purchase, NY 10577
Attention: Benjamin T. Sporn
Telephone No.: (914) 701-4503
Facsimile No.: (914) 696-0860

NUTRITION 21, LLC
By: [signature]
Name:
Alan Kirschbaum
Title:
Chief Financial Officer
Vice President, Finance & Treasury

With a copy to:
Richards Kibbe & Orbe LLP
One World Financial Center
New York, NY 10281
Attention: Larry G. Halperin
Telephone No.:(212) 530-1870
Facsimile No.: (212) 530-1801

PURCHASER:
Address for Notices:
c/o Dornbush Schaeffer Strongin & Venaglia, LLP
747 Third Avenue, 11th Floor
New York, NY 10017
Attention: Landey Strongin
Telephone No.: (212) 508-9311
Facsimile No.: (212) 753-7673

N21 ACQUISITION HOLDING, LLC]
By: ______________________
Manager

With a copy to:

Dornbush Schaeffer Strongin & Venaglia, LLP
747 Third Avenue, 11th Floor
New York, NY 10017
Attention: Landey Strongin
Telephone No.: (212) 508-9311
Facsimile No.: (212) 753-7673

Herrick, Feinstein LLP
2 Park Avenue
New York, NY 10016
Attention: Frederick E. Schmidt, Jr.
Telephone No.: (212) 592-5941
Facsimile No.: (212) 545-3474